Exhibit 10.5

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

PICARD MEDICAL, INC. (the “PURCHASER”),

SYNCARDIA SYSTEMS, LLC (the “COMPANY”),

SINDEX SSI FINANCING, LLC (the “EQUITYHOLDER”),

solely for the limited purpose of Sections 1.1(b), 1.2(a)-(c), 2.1(f), 4.1, 6.1, 6.5, 7.6 and 7.9 and Article 8 hereof

SINDEX SSI LENDING LLC (the “SUBORDINATED CREDITOR”)

and

solely for the limited purpose of Sections 1.2(c), 7.6, 7.9, Article 8 and Exhibit A hereof

PERKINS COIE LLP (the “ESCROW AGENT”)

Dated as of September 27, 2021

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ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	30
5.1	The Purchaser’s Existence	30
5.2	Power and Authority; Authorization and Execution	30
5.3	No Violation or Conflict	30
5.4	No Governmental Consents Required	30
5.5	Legal Proceedings	30
5.6	Brokers or Finders	31
5.7	Independent Investigation	31

ARTICLE 6	OTHER AGREEMENTS	31
6.1	Confidentiality	31
6.2	Tax Matters and Cooperation	32
6.3	Expenses and Closing Statement	32
6.4	Contracts and Notifications	33
6.5	Noncompetition and Nonsolicitation	33
6.6	Mutual Releases	34
6.7	Further Assurances	35

ARTICLE 7	INDEMNIFICATION	36
7.1	Indemnification of the Purchaser	36
7.2	Indemnification of the Equityholder	36
7.3	Indemnification Claims	37
7.4	Survival	38
7.5	Limitations	39
7.6	Payment Procedure; Set Offs	39
7.7	Character of Damages	39
7.8	Exclusive Remedy	40
7.9	Escrow; Method of Satisfying Claims	40

ARTICLE 8	MISCELLANEOUS	41
8.1	Notices	41
8.2	Assignment	42
8.3	Definition of Knowledge	42
8.4	Certain Other Definitions	42
8.5	Construction	48
8.6	Governing Law; Integration; Amendment; Waiver	48
8.7	Specific Performance	48
8.8	No Third-Party Beneficiaries	49
8.9	Counterparts; Facsimile	49
8.10	Severability	49
8.11	Waiver of Jury Trial	49
8.12	Jurisdiction	49
8.13	Attorney-Client Privilege	50

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SCHEDULES

Disclosure Schedule
Schedule 2.1(d)	–	Consents, Approvals, Waivers, Authorizations, Filings and Notices
Schedule 6.4(a)	–	Required Consents
Schedule 6.4(b)	–	Related Party Contracts Requiring Termination

EXHIBITS

A –	Escrow Provisions
B –	Form of Assignment of Membership Interests Agreement
C –	Form of Voting Agreement
D –	Form of Investors’ Rights Agreement
E –	Form of Right of First Refusal and Co-Sale Agreement
F-1 –	Form of Assignment and Assumption of Subordinated Debt Documents
F-2 –	Form of Assignment of Intellectual Property Security Agreement
F-3 –	Form of UCC-3 Amendment (Assignment)
F-4 –	Form of UCC-3 Amendment (Termination)
G –	Separation Agreement and Release

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (including all exhibits, schedules and other attachments hereto, this “Agreement”) is entered into as of September 27, 2021 (the “Effective Date”) by and among (i) Picard Medical, Inc., a Delaware corporation (the “Purchaser”), (ii) SynCardia Systems, LLC, a Delaware limited liability company (the “Company”), (iii) Sindex SSI Financing, LLC, a Delaware limited liability company (the “Equityholder”), (iv) solely for the limited purpose of Sections 1.1(b), 1.2(a)-(c), 2.1(f), 4.1, 4.2, 6.1, 6.5, 7.6 and 7.9 and ARTICLE 8 hereof, Sindex SSI Lending LLC, a Delaware limited liability company (the “Subordinated Creditor”), and (v) solely for the limited purpose of Sections 1.2(c), 7.6, 7.9, ARTICLE 8 and Exhibit A hereof, Perkins Coie LLP (the “Escrow Agent”). Certain capitalized terms used and not otherwise defined elsewhere in this Agreement are defined in Section 8.4 below.

RECITALS

A. The Company is engaged in the business of the manufacture, production, supply, marketing and sale of medical device products, including, without limitation, a temporary total artificial heart for patients with end-stage biventricular heart failure (the “Business”).

B. The Equityholder owns beneficially and of record one hundred percent (100%) of the issued and outstanding membership interests in the Company (the “Company Equity Interests”). The Company, as borrower, and the Equityholder, as guarantor, are obligated to the Subordinated Creditor as agent and lender under that certain Secured Credit Agreement, dated as of September 19, 2016 (as amended, the “Subordinated Creditor Agreement”), and as evidenced by certain promissory notes issued to Subordinated Creditor (collectively, the “Subordinated Creditor Notes”).

C. The Company has executed and delivered in favor of the Purchaser (i) that certain Senior Secured Convertible Promissory Note in the original principal amount of $2,000,000 (the “Original Principal Amount”), dated April 20, 2021 (the “Original Convertible Note”), and (ii) that certain Supplemental Promissory Note in the original principal amount of $500,000 (together with the Original Principal Amount, the “Aggregate Principal Amount”), dated August 4, 2021 (together with the Original Convertible Note, the “Convertible Notes”), pursuant to and in exchange for which the Purchaser provided funds to the Company in the Aggregate Principal Amount. In consideration for the funds provided by the Purchaser pursuant to the Convertible Notes, the Company granted to the Purchaser the opportunity to acquire an equity interest in the Company pursuant to the terms of that certain Warrant Agreement, dated as of April 20, 2021 (the “Warrant Agreement”), executed by and among the Purchaser, the Company and the Equityholder.

D. Pursuant to and in accordance with Section 7 of the Original Convertible Note, the Purchaser has elected to exercise its Purchase Option (as defined in the Original Convertible Note) to acquire all of the Company Equity Interests (collectively, the “Purchased Equity Interests”).

E. On the terms and subject to the conditions of this Agreement, the Purchaser will purchase (i) the Subordinated Creditor Notes and all rights associated therewith and associated with and arising under the Subordinated Creditor Agreement (the “Subordinated Creditor Notes and Debt Rights”) and (ii) the Purchased Equity Interests (such transaction as contemplated herein being the “Purchase”).

NOW, THEREFORE, in consideration of, and subject to the mutual undertakings and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale of Debt and Equity.

(a) At the Closing (as defined below), in reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, the Purchaser shall purchase and acquire from the Equityholder, and the Equityholder shall sell, transfer, assign, convey and deliver to the Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Equityholder’s right, title and interest in and to the Purchased Equity Interests.

(b) At the Closing, in reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, the Purchaser shall purchase and acquire from the Subordinated Creditor, and the Subordinated Creditor shall sell, transfer, assign, convey and deliver to the Purchaser all of the Subordinated Creditor’s right, title and interest in and to the Subordinated Creditor Notes and Debt Rights.

(c) The equity interests and promissory notes (and related rights) acquired by the Purchaser pursuant to this Section 1.1 are referred to as the “Purchased Interests.”

1.2 Purchase Price.

(a) Purchase Price. The consideration payable for all of the Purchased Interests (the “Purchase Price”) shall be equal to (x) the Share Consideration (as defmed below) plus (y) the Additional Consideration (as defined below), subject to and net of adjustments as provided by the terms of this Agreement. “Share Consideration” means that number of shares of common stock of Purchaser (“Purchaser Common Stock”) representing fifteen percent (15%) of the Fully-Diluted Capitalization (as defined below) of the Purchaser after issuing the Share Consideration and calculated as of immediately after the Closing. The Equityholder hereby directs, and the Purchaser acknowledges and agrees, that the Share Consideration shall be paid and issued at the Closing to the Subordinated Creditor as designee of the Equityholder (the “Equityholder Designee”). For these purposes, “Fully-Diluted Capitalization” means the total number of shares of capital stock of the Purchaser (“Purchaser Capital Stock”) issued and outstanding plus the total number of shares of Purchaser Capital Stock issuable on exercise and/or conversion of all outstanding securities of the Purchaser that are exercisable and/or convertible, directly or indirectly, into Purchaser Capital Stock (calculated assuming that all shares of Purchaser Capital Stock reserved for issuance under Purchaser equity incentive plans are issued and outstanding).

(b) Additional Consideration. At any time during the Antidilution Period (as defmed below) that the Fully-Diluted Capitalization of the Purchaser is increased (a “Fully Diluted Capitalization Increase Event”), the Purchaser shall issue to the Equityholder Designee additional shares of Purchaser Common Stock equal to (x) fifteen percent (15%) of the Purchaser’s Fully-Diluted Capitalization as of such time of increase less (y) the number of shares of Purchaser Common Stock previously issued pursuant to Section 1.2(a) (as adjusted for stock splits, dividends and the like) plus any shares reimbursed to the Purchaser in accordance with the indemnification provisions of ARTICLE 7 (as adjusted for stock splits, dividends and the like) (such number of additional shares of Purchaser Common Stock, “Additional Share Consideration”). The “Antidilution Period” commences at the Closing and ends on the earlier of (x) the twenty-four (24)-month anniversary of the Closing and (y) the occurrence of the circumstance described in clause (ii) of the Trigger Date (as defined in the Investors’ Rights Agreement (as defined below)).

(c) Escrow. Notwithstanding the provisions of this Section 1.2, (i) at the Closing, twenty-five percent (25%) of the Share Consideration, and (ii) at the time of any Fully-Diluted Capitalization Increase Event that occurs prior to the eighteen (18)-month anniversary of the Closing, twenty-five percent (25%) of the Additional Share Consideration issued in connection therewith ((i) and (ii), collectively, the “Escrow Amount”), shall be paid into escrow and held in trust (the “Escrow Account”) with and by the Escrow Agent pursuant to the terms and conditions attached to this Agreement as Exhibit A (the “Escrow Provisions”) to satisfy potential indemnification obligations of the Equityholder pursuant to ARTICLE 7 below. Any and all costs and expenses of the Escrow Agent related to the Escrow Provisions and Escrow Account and the performance of the Escrow Agent’s obligations with respect thereto will be paid by the Purchaser.

(d) Closing Payments. Notwithstanding the provisions of this Section 1.2, at the Closing, the Purchaser shall issue to the Equityholder Designee seventy-five percent (75%) of the Share Consideration (the “Closing Share Consideration”).

(e) Transfer Taxes. Notwithstanding any provision to the contrary in this Agreement, to the extent applicable, any and all sales, use, value-added, stamp, conveyance, recording, documentary, or similar transfer Taxes incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement shall be borne and paid by the Purchaser when due. The Purchaser shall, at its own expense, timely file any applicable Tax Return or other document with respect to such Taxes or fees (and the Equityholder shall reasonably cooperate with respect thereto as necessary).

(f) Withholding. The Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Purchaser may be required to deduct and withhold under any provision of applicable Tax Law. All such withheld amounts shall be paid over to the appropriate Governmental Authority and treated as delivered to the Equityholder and/or the Equityholder Designee hereunder.

1.3 Closing. The consummation of the transactions contemplated by this Agreement, including the deliveries contemplated in ARTICLE 2 below, shall take place at a closing (the “Closing”) to be held on the Effective Date by exchange of signature pages by email.

ARTICLE 2
CLOSING DELIVERABLES

2.1 Closing Documents Delivered by Equityholder. At or prior to the Closing, the Equityholder shall deliver or caused to be delivered to the Purchaser all of the following, with each document being dated as of the Effective Date unless otherwise specified:

(a) an Assignment of Membership Interests Agreement, substantially in the form of Exhibit B attached hereto (the “Assignment of Interests Agreement”), duly executed by the Equityholder, effecting the assignment to and assumption by the Purchaser of the Purchased Equity Interests;

(b) a certificate of an authorized officer of the Equityholder, in a form reasonably acceptable to the Purchaser, certifying as to the resolutions of its board of managers, members (if applicable) and any other Persons required by the Equityholder’s constituent documents to approve the transactions contemplated by this Agreement, as in effect as of the Effective Date;

(c) a certificate of qualification issued by the Secretary of State of the State of Arizona and the Secretary of State of the State of Delaware in respect of the Company’s qualification to do business in the State of Arizona and the State of Delaware;

(d) copies of all third party and governmental consents, approvals, waivers, authorizations, filings and notices required in connection with the consummation of the transactions hereunder, including, without limitation, those listed on Schedule 2.1(d), each of which shall have been obtained or, in the case of filings or notices, filed or delivered, in each case on terms reasonably satisfactory to the Purchaser;

(e) a counterpart signature page to each of the Voting Agreement, substantially in the form of Exhibit C attached hereto (the “Voting Agreement”), the Investors’ Rights Agreement, substantially in the form of Exhibit D attached hereto (the “Investors’ Rights Agreement”), and the Right of First Refusal and Co-Sale Agreement, substantially in the form of Exhibit E attached hereto (the “ROFR Agreement”), duly executed by the Equityholder Designee;

(f) (i) counterpart signature pages to the Assignment and Assumption of Subordinated Debt Documents, substantially in the form of Exhibit F-1 attached hereto (the “Assignment of Subordinated Debt Agreement”), and the Assignment of Intellectual Property Security Agreement, substantially in the form of Exhibit F-2 attached hereto (the “Assignment of IP Security Agreement”), each duly executed by the Subordinated Creditor, effecting the assignment to and assumption by the Purchaser of the Subordinated Creditor Notes and Debt Rights, together with such other customary agreements, documents and instruments as may be required or necessary in order to assign the Subordinated Creditor Notes and Debt Rights from the Subordinated Creditor to the Purchaser (together with the Assignment of Subordinated Debt Agreement and the Assignment of IP Security Agreement, collectively, the “Assignment of Subordinated Creditor Debt Agreements”), (ii) evidence of the filing of a UCC-3 Amendment (Assignment), substantially in the form of Exhibit F-3 attached hereto, to assign to the Purchaser the Subordinated Creditor’s rights with respect to the financing statement memorializing its security interest in and to the collateral identified therein, and (iii) evidence of the filing of the UCC-3 Amendment (Termination), substantially in the form of Exhibit F-4 attached hereto, to terminate the Subordinated Creditor’s rights with respect to the financing statement memorializing its security interest in and to the collateral identified therein;

(g) a counterpart signature page to that certain Separation Agreement and Release, substantially in the form of Exhibit G attached hereto (the “Separation Agreement”), duly executed by Donald Webber;

(h) those agreements, documents and instruments as may be required or necessary in order to terminate the the Contracts set forth on Schedule 6.4(b), duly executed by the Company and the applicable Related Parties; and

(i) such other customary documents or instruments as may be required or necessary in order to transfer the Purchased Interests to the Purchaser or as the Purchaser or its legal counsel may reasonably request.

2.2 Closing Deliverables Delivered by Purchaser. At or prior to the Closing, the Purchaser shall pay, or reimburse the Equityholder for, all Transaction Expenses and shall deliver or caused to be delivered to the Equityholder or the Equityholder Designee, as applicable, all of the following, with each document being dated as of the Effective Date unless otherwise specified:

(a) the Closing Share Consideration to the Equityholder Designee;

(b) a counterpart signature page to the Assignment of Interests Agreement, duly executed by the Purchaser;

(c) a certificate of an authorized officer of the Purchaser, in a form reasonably acceptable to the Equityholder, certifying as to the resolutions of its board of directors, shareholders (if applicable) and any other Persons required by the Purchaser’s constituent documents to approve the transactions contemplated by this Agreement, as in effect as of the Effective Date;

(d) counterpart signature pages to each of the Voting Agreement, the Investors’ Rights Agreement and the ROFR Agreement, duly executed by Purchaser and all stockholders of the Purchaser other than the Equityholder Designee;

(e) counterpart signature pages to each of the Assignment of Subordinated Creditor Debt Agreements, duly executed by the Purchaser;

(f) the Separation Agreement, duly executed by the Company and the Purchaser; and

(g) such other customary documents or instruments as may be required or necessary in order to transfer the Purchased Interests to the Purchaser or as the Purchaser or its legal counsel may reasonably request.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company (the “Disclosure Schedule”) (it being agreed that any matter disclosed in a particular section of the Disclosure Schedule delivered by the Company shall be deemed to have been disclosed with respect to any other Sections of this ARTICLE 3 to the extent that (i) such disclosure or exception is also set forth on such other section of the Disclosure Schedule, (ii) a specific cross-reference to such disclosure or exception is set forth on such other section of the Disclosure Schedule or (iii) the information set forth on the face of such Disclosure Schedules in such section is sufficient to alert a reasonable Person of its applicability to the other section of the Disclosure Schedule), the Company hereby represents and warrants as of the Effective Date (except for representations and warranties that by their terms speak specifically as of the another date, which representations and warranties shall speak solely as of such specified date) to the Purchaser as set forth below.

3.1 Status of the Company.

(a) Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the limited liability company power and authority to own or lease its properties and assets and to conduct its business as the same has been and is currently conducted. The Company is duly qualified to transact business in all other jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except to the extent failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Section 3.1(a) of the Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company is licensed or qualified to do business. The Company has the power and authority to hold all material rights, privileges, franchises, immunities, licenses and Permits (governmental and otherwise) and approvals of any Governmental Authority necessary to carry on and conduct its business as the same has been and is currently conducted. The Company has made available to the Purchaser true and complete copies of its constituent documents and equity interest records as in effect as of the date of this Agreement.

(b) Due Authorization and Execution; Enforceability. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements, instruments and documents required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All limited liability company and other action on the part of the Company and its managers, officers and members necessary for the authorization, execution and delivery of this Agreement and the other agreements, instruments and documents to be executed and delivered by the Company pursuant to this Agreement and for the performance of the Company’s obligations hereunder and thereunder, as the case may be, have been taken or will have been taken as of the Effective Date. This Agreement has been, and upon execution and delivery thereof by the Company, each agreement, instrument or document required hereby to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitutes, or in the case of each of the other agreements, instruments or documents to be executed and delivered by it at the Closing, will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (whether enforcement is sought at law or in equity) (each of clause (i) and (ii) are the “Enforceability Exceptions”).

3.2 Capitalization and Subsidiaries.

(a) The issued and outstanding equity securities of the Company are as set forth in Section 3.3(b) of the Disclosure Schedule and are held beneficially and of record only by the Equityholder. There are no options, warrants or other rights outstanding to acquire equity securities of the Company

(b) Except as set forth in Section 3.3(b) of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any subsidiaries and has no other equity or debt interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity operating a business in the line of or relating to the Business, and the Company is not a participant in any joint venture, partnership or similar arrangement.

3.3 Financial Statements and Related Matters.

(a) Generally. The Company has delivered to the Purchaser true and correct copies of the (i) audited balance sheet of the Company as at December 31, 2018 and the related audited statement of income, members’ equity and cash flows, including all notes thereto, for the fiscal year then ended, (ii) unaudited balance sheets of the Company as at December 31, 2019 and December 31, 2020 and the related statements of income, members’ equity and cash flows, excluding notes, for the fiscal years then ended, and (iii) the unaudited balance sheet of the Company as at March 31, 2021 (such date, the “Interim Balance Sheet Date,” and the financial statements as at and as of such date, the “Interim Financial Statements”), and the related statement of income, members’ equity and cash flows, excluding notes, for the three (3)-month period then ended, (such financial statements specified in subclauses (i), (ii) and (iii) collectively referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the applicable periods (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes) and fairly present in all material respects the financial condition of the Company as of such respective dates and the results of operations of the Company for the periods then ended.

(b) Indebtedness. Section 3.3(b) of the Disclosure Schedule sets forth a complete and correct list of all items of Indebtedness of the Company, indicating in each case the outstanding balance as of a date not more than thirty (30) days prior to the Effective Date, the Person to whom such Indebtedness is owed and the interest rate applicable to such Indebtedness.

(c) Undisclosed Liabilities. Except (i) as reflected in the Financial Statements, (ii) for obligations arising in the ordinary course of business since the Interim Balance Sheet Date, and (iii) for obligations incurred in connection with this Agreement and the transactions contemplated hereby, the Company has (x) no Liabilities of any nature that would be required under GAAP to be included in a financial statement prepared in accordance with the basis of accounting used in the preparation of the Financial Statements and (y) no other material Liabilities of any kind except as set forth in Section 3.3(c) of the Disclosure Schedule.

3.4 Absence of Certain Changes. Except as set forth in Section 3.4 of the Disclosure Schedule or as contemplated by this Agreement, since January 1, 2021, the Company has conducted its businesses in the ordinary course of business, and there has not been any act or omission with respect to the Company other than in the ordinary course of business and, without limiting the foregoing, there has not been any:

(a) Material Adverse Effect;

(b) sale, lease, license, transfer or other conveyance of all or any material portion of (or any interest in) the Company’s operating assets (other than dispositions of Inventory in the ordinary course of business);

(c) increase in the wages, salaries, benefits or other compensation of any officer, manager, employee or agent of the Company (except for customary increases based on term of service or promotion of employees), or adoption of any new Employee Plan;

(d) loans or advances by, or guarantees by the Company for the benefit of, any Person, including, without limitation, the Equityholder, other than sales to customers on credit in the ordinary course of business;

(e) reduction or increase in Inventory other than in the ordinary course consistent with past practice;

(f) material damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any of the assets of the Company;

(g) change in any accounting principle, policy, method or procedure by the Company;

(h) material change in cash management and working capital practices, including, without limitation, collection of receivables and payment of payables, or any change in credit terms with customers, in each case other than in the usual and ordinary course of business in accordance with past custom and practice;

(i) Tax election made or changed, any annual Tax accounting period changed, any Tax accounting adopted or changed, any amendment to a Tax Return or claims for Tax adjustments or assessments, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax Liability surrendered;

(j) acquisition by the Company of any material assets, other than in the ordinary course of business, acquisition by the Company of any business, or execution of any Contract relating to a business combination or change of control of the Company;

(k) any actual or, to the Knowledge of the Company, threatened lawsuit, action, proceeding, investigation, governmental audit or material legal or regulatory compliance issue, or to the Knowledge of the Company any basis for any of the foregoing, including, without limitation, any actual or potential product recall, Permit violation, injury arising actually or potentially from the manufacture, sale or use of any products sold or distributed by the Company, or any governmental inquiry or investigation involving or affecting the Company;

(l) execution, amendment, waiver or termination of any Specified Contract or any other material Contract or commitment;

(m) initiation by or against the Company of, or settlement or other resolution of, any material claim, litigation or action; or

(n) Contract to do any of the foregoing or any action or omission that would reasonably be expected to result in any of the foregoing.

3.5 Taxes.

(a) All Tax Returns required to have been filed by the Company with respect to the Company have been timely filed. All such filed Tax Returns were true, correct and complete in all material respects. All Taxes due and payable by the Company (whether or not shown on such filed Tax Returns) have been duly and timely paid in full. The Financial Statements adequately and accurately account for the unpaid Taxes of the Company.

(b) All Taxes required to have been collected and paid on the sale of products or taxable services by the Company (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of such products and services have been properly collected and submitted to the appropriate Governmental Authorities.

(c) All Taxes required to have been withheld and paid over to the appropriate Governmental Authorities in connection with amounts paid or owing to any employee, independent contractor or other service provider, creditor, equityholder, or other third party by or on behalf of the Company have been properly and timely withheld and paid.

(d) The Company (i) is not currently the beneficiary of any extension of time within which to file any Tax Return, (ii) has not executed or filed any power of attorney with any Governmental Authority for any taxable period for which the applicable statute of limitations has not yet expired, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes.

(e) There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the assets of the Company or any of the Purchased Equity Interests.

(f) The Company has not been notified in writing by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(g) There are no ongoing audits, examinations or other Proceedings involving Taxes with respect to the Company or their assets, income or operations, and no such Tax audit, examination or other Proceeding is, to the Knowledge of the Company, threatened or contemplated, and no deficiencies for any Tax have been finally decided against or with respect to the Company or any of its assets which have not been settled and paid.

(h) The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

(i) The execution of this Agreement and the consummation of the Purchase and other transactions contemplated hereby will not result in any payment (whether severance or otherwise) becoming due from or under any Employee Plan or any other arrangement to any current or former manager, officer, consultant, independent contractor, employee (in each case, in such capacity), result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former manager, officer, consultant, independent contractor, or employee, and/or give rise to the payment of any amount that could reasonably be expected to be a “parachute payment” under 280G of the Code.

(j) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies, in all material respects, the form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Employee Plan); and no additional tax under Section 409A(a)(1)(B) of the Code has been or could be incurred by a participant in any such Plan. Neither the Company nor any ERISA Affiliate has any agreement or obligation to indemnify, reimburse, “gross-up” or otherwise compensate any individual for any taxes or interest imposed on such individual pursuant to Section 409A of the Code.

3.6 Real and Personal Property; Title to Assets.

(a) Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 3.6(b) of the Disclosure Schedule lists (i) the addresses of all real property leased or occupied by the Company (“Leased Real Property”) and the identity of the owner thereof and (ii) each lease and license of real property by the Company (collectively, the “Real Property Leases”). Complete and correct copies of such Real Property Lease, if any, including all amendments and modifications thereto, have been made available to the Purchaser.

(c) Personal Property. Section 3.6(c) of the Disclosure Schedule lists (i) all personal property (including, without limitation, storage, warehouse, distribution, and delivery equipment), with a historical cost in excess of $2,500 owned, leased or licensed by the Company, and all motor vehicles, forklifts, excavators, bulldozers, dump trailers and other machinery owned or leased by the Company, (ii) the identity of the Company entity that owns, leases or licenses such personal property and the owner thereof, if applicable and (iii) each lease and license of personal property by the Company involving rental payments of more than $5,000 per year (the “Personal Property Leases”). Complete and correct copies of each of the Personal Property Leases, including all amendments and modifications thereto, have been made available to the Purchaser. Section 3.6(c) of the Disclosure Schedule includes a true and correct list of each vehicle and other item of personal property that is represented by a certificate of title or similar registration, indicating the state or jurisdiction under which such asset is titled, the title or registration number, and any other relevant details. Except as set forth on Section 3.6(c) of the Disclosure Schedule, each item of personal property with a historical cost in excess of $10,000 has more than half its useful life remaining.

(d) Ownership. The Company has good and valid title to, or a valid leasehold interest in, all of its assets, except, in the case of leased and licensed personal property used in the Business, for the Enforceability Exceptions. All such Company assets, including, without limitation, leasehold or licensed interests, are owned or held by the Company free and clear of all Encumbrances (other than Permitted Encumbrances), and there are no agreements or commitment to give or create any Encumbrance (except a Permitted Encumbrance) over or affecting the Company’s assets and no claim has been made by any person to be entitled to such Encumbrance (other than Permitted Encumbrances).

(e) Condition. Except as set forth in Section 3.6(e) of the Disclosure Schedule, (i) all of the material tangible assets, owned, leased or licensed by the Company are in good operating condition and repair, subject to ordinary wear and tear, and are sufficient to permit the Company to continue to operate its business as currently operated; (ii) the Company owns, leases or licenses, all of the properties, contracts, rights and other tangible and intangible assets necessary to continue the conduct of the Business as currently conducted; and (iii) no material tangible assets owned, leased or licensed by the Company are reasonably expected to need to be replaced within twenty-four (24) months from the Effective Date. The machinery, equipment, personal properties, vehicles, Inventory and other tangible assets owned or leased by the Company are located upon the property described in Section 3.6(b) of the Disclosure Schedule.

(f) Sufficiency. The Company’s assets (i) constitute all the assets, tangible and intangible, of any nature whatsoever, necessary or useful to operate the Business in the manner presently operated by the Company and as presently proposed to be conducted, and (ii) include all the operating assets of the Business.

3.7 Intellectual Property.

(a) Except to the extent listed in Section 3.7(a) of the Disclosure Schedule, all Company Intellectual Property is either (i) owned by the Company and will be transferred free and clear of all Encumbrances (other than Permitted Encumbrances) that restrict use by the Company of the Company Intellectual Property in any material way or require the Company to make any payment or give anything of value as a condition to use in any material way of the Company Intellectual Property, or (ii) licensed to the Company free and clear of all Encumbrances (other than Permitted Encumbrances) and pursuant to a valid and enforceable written agreement listed in Section 3.7(b) of the Disclosure Schedule.

(b) Section 3.7(b) of the Disclosure Schedule sets forth a true and accurate list of all agreements, arrangements and understandings (in each case, whether written or oral) regarding any right in, to or under any Company Intellectual Property (including all licenses, options, settlement agreements, coexistence agreements, consent agreements, assignments and security interests) that have been granted (i) to the Company (other than agreements commonly generated in the ordinary course of business, including software licenses for generally available off-the-shelf software, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, clinical trial agreements, evaluation agreements and licenses or restricted use provisions that arise out of the purchase of reagents from suppliers or through catalogs), or (ii) by the Company to any other Person (other than agreements commonly generated in the ordinary course of business, including customary non-disclosure agreements and customary powers of attorney granted to the Company’s patent prosecution counsel solely for purposes of representing the Company before the United States Patent and Trademark Office (“USPTO”) or its foreign equivalents or counterparts). The Company is in compliance in all material respects with the terms of the agreements identified in Section 3.7(b) of the Disclosure Schedule and, with respect to sublicenses, to the Company’s Knowledge, the Company’s licensor is in compliance in all material respects with all agreements granting such Intellectual Property Rights to such licensor. The Company has not entered into any Contract (x) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Intellectual Property, (y) expressly agreeing to indemnify any Person against any charge of infringement of any of the Company Intellectual Property, or (z) granting any Person the right to control the prosecution of any of the Company Intellectual Property. The Company has not assigned, transferred, conveyed, or granted any licenses in Intellectual Property that would have been Company Intellectual Property but for such assignment, transfer, license, conveyance or Lien.

(c) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) and the compliance with the provisions of this Agreement do not and will not (i) result in any breach of, or create on behalf of any third party the right to terminate or modify (A) any license, sublicense or other agreement relating to any Company Intellectual Property owned by the Company (the Company Intellectual Property described in this clause (A), the “Company-Owned Intellectual Property”) or (B) any license, sublicense or other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third party-owned Company Intellectual Property, excluding generally commercially available, off-the-shelf software programs (the Company Intellectual Property described in this clause (B), “Third Party Intellectual Property”), or (ii) otherwise conflict with, alter, or impair any material right of the Company in any Company Intellectual Property, or, to the Knowledge of the Company, the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any Company Intellectual Property. With respect to each license, sublicense or other agreement described in clause (i) of the preceding sentence, (i) such Contract is, to the Company’s Knowledge, in full force and effect, binding and enforceable against the Company and against each other party thereto, except to the extent it has previously expired in accordance with its terms, (ii) the Company and, to the Company’s Knowledge, each other party thereto, is in material compliance with the terms of such Contract, (iii) to the Company’s Knowledge, no party thereto has repudiated any material provision of such Contract, (iv) to the Company’s Knowledge, no event has occurred or condition exists which, upon the passage of time or the giving of notice or both, could reasonably be expected to cause a material violation of or material default under such Contract or give any other party thereto the right to accelerate any of the Company’s obligations under, or to terminate, such Contract and (v) as of the date of this Agreement, to the Company’s Knowledge, no party to such Contract is attempting to renegotiate any material terms of such Contract. The Company has made available to the Purchaser a complete and accurate copy of each such Contract.

(d)

(i) Section 3.7(d)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property (other than standard, off-the-shelf software) that has been or is registered, filed, certified, granted, or issued, or that has been or is subject to an application for registration, filing, certification, grant or issuance (“Registered Company IP”) and is owned by the Company, indicating for each item (as applicable): (1) all current assignees and owners; (2) all registration numbers, issuance numbers, grant numbers, serial numbers and application numbers; (3) all filing, registration, issuance, and grant dates; and (4) all jurisdictions in which such Registered Company IP has been or is registered, granted, issued or in which registrations, grants or issuances have been applied for. Section 3.7(d)(i) of the Disclosure Schedule indicates (x) all filing, prosecution and maintenance and other deadlines occurring within one hundred and twenty (120) days of the date of this Agreement and (y) all renewal and expiration dates of such Registered Company IP owned by the Company occurring within twelve (12) months of the date of this Agreement.

(ii) To the Knowledge of the Company, each patent included in the Registered Company IP owned by the Company properly identifies all inventors thereof and each inventor of each such patent has executed a written agreement assigning all of such inventor’s rights, title, and interests in and to such patent (and the inventions claimed or otherwise disclosed therein) to the Company or applicable licensor of the Company, and all such assignments have been executed. To the extent any patent included in the Registered Company IP owned by the Company has been assigned to the Company by any Person who is not an inventor of such patent, to the Company’s Knowledge, any and all such third party assignors of such patents have each executed a written agreement assigning all of such third party’s rights, title, and interests in and to such patents (and the inventions claimed or otherwise disclosed therein) to the Company, and all such assignments have been executed.

(iii) With respect to the Registered Company IP owned by the Company, all necessary filings to date have been timely filed (taking into account extensions), and all necessary maintenance fees and other fees have been timely paid.

(iv) None of the Registered Company IP owned by the Company has expired, been finally abandoned or been declared invalid or unenforceable, in whole or in part, by any Governmental Entity, and, to the Company’s Knowledge, there are no facts or circumstances that could reasonably be likely to provide a basis for abandonment, invalidity, or unenforceability; and, to the Company’s Knowledge, none of the Registered Company IP that is exclusively licensed to the Company has expired, been abandoned or been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. To the Company’s Knowledge, no Registered Company IP owned by the Company has been or is subject to any pending or threatened interference, derivation, reissue, reexamination, opposition, concurrent use, cancellation, invalidity, or other similar ex parte or inter partes proceeding.

(v) For each patent listed in Section 3.7(d)(i)(A) of the Disclosure Schedule, each of the Company, its attorneys, agents and relevant employees and representatives (and, to the Company’s Knowledge, each of the applicants, owners, and inventors, and their attorneys, agents and relevant employees and representative, of the patents listed in Section 3.7(d)(i)(B) of the Disclosure Schedule) has met its duty of candor and good faith as required under 37 C.F.R. § 1.56 and complied with analogous Laws outside the United States.

(vi) To the Company’s Knowledge, no third party is materially infringing or diluting or violating or misappropriating any Company Intellectual Property owned by or exclusively licensed to the Company. No claims regarding any matter described in the preceding sentence have been asserted in writing or, to the Company’s Knowledge, threatened against any Person by or on behalf of the Company. The Company has taken reasonable measures to maintain, protect, and preserve the security, confidentiality, value and ownership of all confidential Know-How, trade secrets and confidential information included in the Company-Owned Intellectual Property, including by requiring employees and consultants, and any other Person with access to such confidential Know-How, trade secrets and confidential information to execute a reasonably customary confidentiality agreement. To the Company’s Knowledge, no current or former employees or consultants are, and no other Person is, in violation in any material respect of any such confidentiality agreements. The Company has obtained from each of its employees, consultants, or other Persons involved in the creation or development of any Company Intellectual Property owned by the Company, all rights, title and interests in and to any and all Intellectual Property Rights arising out of or relating to such Person’s activities with respect to the Company’s business. The Company has made available to the Purchaser the Company’s form invention assignment agreement entered into with employees of the Company and all current and former employees of the Company entered into an invention assignment agreement substantially in such form.

(e) To the Company’s Knowledge, neither (i) the research, development, testing, manufacture, use, sale, offer for sale, importation and other exploitation of any Company Product, nor (ii) the practice of the Company-Owned Intellectual Property, does or will infringe or violate or dilute or constitute a material misappropriation of any Intellectual Property Rights of any third party. Neither the Company nor any predecessor of the Company has received any written claim, notice, “cease and desist” letter, or like written correspondence or any written threat from any Person (i) alleging that the research, development, testing, manufacture, use, sale, offer for sale, importation and other exploitation of any Company Product, or the practice of the Company-Owned Intellectual Property in connection therewith, infringes, violates, dilutes, or misappropriates the Intellectual Property Rights of any Person or (ii) challenging the ownership, validity, scope, right to use, or registrability of any of the Company-Owned Intellectual Property. To the Company’s Knowledge, there are no facts or circumstances that could reasonably be likely to provide a basis for any such claims or actions referred to in (i) or (ii) of the preceding sentence.

(f) No Governmental Entity or academic institution has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Company-Owned Intellectual Property. Without limiting the generality of the foregoing, none of the Company-Owned Intellectual Property is subject to any restriction or obligation pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq. (as may be amended or succeeded from time to time, and the regulations promulgated thereunder) or any similar Law of any other jurisdiction, including with respect to any patents that are part of the Company-Owned Intellectual Property.

3.8 Insurance. Section 3.8 of the Disclosure Schedule sets forth an accurate and complete list of all primary, excess and umbrella policies and all other forms of insurance currently owned or held by or on behalf of the Company (each an “Insurance Policy”), as well as the name of the entity owning or holding such Insurance Policy. The Company has not received any written notice of cancellation or non-renewal of any Insurance Policy. There is no claim under any Insurance Policy as to which any insurer has disputed or denied liability. The Insurance Policies are sufficient for compliance with all requirements of the Specified Contracts. There are no material claims pending made by or on behalf of the Company under all such policies. In the three (3)-year period preceding the Effective Date, the Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

3.9 Quotes and Contracts. Section 3.9 of the Disclosure Schedule lists the following with respect to the Company:

(a) Quotes. Unexpired quotes (i) involving expected sales of more than $100,000 individually and (ii) having an expiration date reasonably expected to be after the Effective Date; and

(b) Contracts. Any existing Contracts that are described by any of the following clauses:

(i) involving payment by or to the Company of more than $25,000 in any one instance (treating each purchase order as a separate contract), or $100,000 in the aggregate, or which has accounted for more than one percent (1%) of the gross revenues of the Company since January 1, 2019;

(ii) restricting the right of the Company (A) to compete, whether by restricting territories, locations, customers or otherwise, in any line of business or territory, (B) to invest in, purchase or sell the securities of any Person, or (C) to solicit for employment or hire any Person for employment by the Company or solicit any customer, or which would reasonably be expected to materially restrict the conduct of the Business following the Closing;

(iii) requiring the Company to purchase its requirements for any goods or services from any one or more Persons or distribute its goods or provide its services through any exclusive arrangement;

(iv) any Contract with a distributor, including the geographic scope of the distribution and whether any exclusivity arrangements exist;

(v) granting of an Encumbrance (other than a Permitted Encumbrance) upon any of the Company’s assets;

(vi) making the Company liable, by guaranty, suretyship agreement, warranty, indemnification, contribution or otherwise, upon or with respect to any debt, dividend or other Liability of any other Person (except endorsements made in the ordinary course of business in connection with the deposit of items for collection and warranties offered by the Company in the ordinary course of business on the products it distributes);

(vii) relating to participation by the Company in a cooperative, partnership or joint venture or other arrangement pursuant to which the Company shares profits or expenses;

(viii) granting a power of attorney by the Company;

(ix) any Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(x) any Contract involving the Equityholder or any of the Affiliates of any the Equityholder, on the one hand, and the Company, on the other hand;

(xi) any Real Property Lease or Personal Property Lease;

(xii) that is a license in respect of any Company Intellectual Property (other than nonexclusive licenses to the Company for software used for internal business purposes and which was licensed for a license fee of less than $5,000, in the aggregate, and is generally commercially available);

(xiii) setting forth the terms of or conditions relating to the employment or termination of employment of any officer, contractor or employee of the Company whose annual base salary, consulting fee or other compensation (including contingent compensation) is in excess of $100,000; or

(xiv) any other material arrangement not in the ordinary course of business.

Such unexpired quotes and Contracts on Section 3.9 of the Disclosure Schedule are, collectively, the “Specified Contracts.” To the Knowledge of the Company, there are no oral Specified Contracts. Each Specified Contract is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, subject to the Enforceability Exceptions. Except as set forth on Section 3.9 of the Disclosure Schedule, complete and correct copies of all Specified Contracts have been made available to the Purchaser.

3.10 Status of Rights. Except as disclosed in Section 3.10 of the Disclosure Schedule, to the Knowledge of the Company, (a) the Company has performed, in all material respects, all obligations imposed on it under any Specified Contract, and, to the Knowledge of the Company, each other Person that is a party thereto has performed its obligations under such Specified Contract; (b) no act or event has occurred that, with notice or lapse of time or both would constitute a breach or default by the Company under, or permit any other party to terminate, accelerate any rights or obtain material damages under, any of the Specified Contracts; and (c) neither the Company nor, to the Company’s Knowledge, any other Person currently contemplates any termination, amendment or change to any Specified Contract.

3.11 Employee Matters.

(a) Certain Information. Section 3.11(a) of the Disclosure Schedule lists, as of July 1, 2021, for each employee or independent contractor of the Company, the name, current compensation, salary, fee and/or commission structure, taxable wages for calendar year 2020 (as listed on Form W-2 or Form 1099, as applicable), accrued but unpaid time off, accrued but unpaid bonuses, any bonus or other incentive compensation plans or arrangements such individual is participating in, employment or consulting start date, and current job title.

(b) Employee Plans.

(i) Section 3.11(b)(i) of the Disclosure Schedule contains a true and complete list of all material Employee Plans. Except with respect to amendments that required by Law, neither the Company nor any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether legally binding or not, to create, enter into or contribute to any additional Employee Plan or to modify or amend any existing Employee Plan. The Company has provided to the Purchaser, with respect to each Employee Plan (to the extent applicable thereto), true, correct and complete copies of: (A) the current plan document and all amendments thereto or, if such Employee Plan is not in writing, a written description of the Employee Plan; (B) the last three annual reports (e.g., Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Plan; (C) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Employee Plan; (D) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Employee Plan; and (E) all non-routine correspondence since January 1, 2016 to or from any Governmental Authority relating to such Employee Plan.

(ii) With respect to each Employee Plan: (A) such Employee Plan has been established, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Law, including ERISA and the Code (and the regulations and rulings issued thereunder); (B) none of the Company, any ERISA Affiliate or any other Person has (1) materially breached any fiduciary duty imposed upon it by ERISA or any other applicable Law, or (2) engaged in a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available and which could result in a material Liability; (C) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Employee Plan have been paid on or before their respective due dates and within the time period, if any, prescribed by ERISA, or, if not yet due, have been accrued as a liability on the Financial Statements; and (D) none of the Company or any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate could incur, directly or indirectly, any penalty, Tax, fine, Encumbrance or Liability under ERISA, the Code or any other applicable Law, or pursuant to any indemnification, contribution or similar agreement.

(iii) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, advisory or opinion letter indicating that the form of such plan is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Employee Plan (A) is the subject of an unrevoked, favorable determination letter from the IRS with respect to the form of such Employee Plan’s qualified status under the Code; or (B) utilizes a prototype plan or volume submitter plan document that is the subject of a current unrevoked favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype plan or volume submitter plan and upon which the Company and such Employee Plan are entitled, under applicable IRS guidance, to rely. To the Knowledge of the Company, nothing has occurred or could reasonably be expected to occur that could adversely affect the qualification or exemption of any such Employee Plan or its related trust.

(iv) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has (or could have) any Liability (including, but not limited to, any contingent Liability under or with respect to: (A) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is (or, at any time, was) subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (B) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code; (B) any multiple employer plan within the meaning of Section 210(a), 4063 or Section 4064 of ERISA or Section 413(c) of the Code, (D) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; (E) any self-funded (or self-insured) group health plan; or (F) any employee benefit plan, fund, policy, program, practice, Contract, agreement or arrangement covering employees outside of the United States or subject to the Laws of any jurisdiction other than the United States.

(v) Each Employee Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Laws (collectively, “COBRA”) has been administered, at all times since inception, in compliance with such requirements in all material respects. Except with respect to benefits provided under COBRA, none of the Employee Plans provides life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of the Company or any ERISA Affiliate (or to any other Person) after his or her retirement or other termination of employment or service, and none of the Company or any ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any such employee or former employee (or to any other Person) that such benefits would be provided, except to the extent required by COBRA (and at the sole expense of the qualified beneficiary).

(vi) The Company and each ERISA Affiliate is and, at all relevant times, has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder (collectively, the “Health Care Reform Laws”), including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code; and none of the Company, any ERISA Affiliate or any Employee Plan has incurred (and nothing has occurred, and no condition or circumstance exists, that could subject the Company, any ERISA Affiliate or any Employee Plan to) any assessable payment, Tax or penalty under Section 4980D or 4980H of the Code or under any other provision of the Health Care Reform Law.

(vii) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to (or against the assets of) any Employee Plan, nor is there any basis for any such action, suit or claim. To the Knowledge of the Company, no Employee Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Authority, and, to the Knowledge of the Company, no such action is contemplated or under consideration by any Governmental Authority

(viii) Neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event) will: (A) result in or accelerate the time of payment or vesting of, or trigger any funding of benefits under, any Employee Plan or otherwise; or (B) entitle any current or former employee, officer or manager of the Company to any payment or increase in compensation or benefits under any Employee Plan or otherwise.

(c) Employment Status. To the Knowledge of the Company, each Person who performs services for the Company has been, and is, and each Person who performed services for the Company at any time since January 1, 2018 was, properly classified by the Company as (i) an employee or an independent contractor for Tax purposes, and (ii) if an employee, as exempt or non-exempt in accordance with the Fair Labor Standards Act of 1938, as amended, and the Company has not received any notices from or claims by any Governmental Authority relating to such classification. All current and former employees entitled to overtime have received all overtime pay to which they are entitled. Each current employee of the Company is legally authorized to work in the United States, and, to the Knowledge of the Company, the Company is (and at all times in the past has been) in compliance in all material respects with all applicable immigration Laws relating to confirmation of such status.

(d) Other Employment Related Matters. The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, employment practices, immigration and wage withholding; (ii) there are no claims, causes of action, charges, suits, complaints, Proceedings, internal investigations, internal grievances, government investigations or arbitrations pending or, to the Knowledge of the Company, threatened against the Company relating to labor, employment or employment practices that involves or relates to any employee or former employee of the Company; (iii) there are no pending or, to the Knowledge of the Company, threatened governmental audits or investigations of the equal employment opportunity or wage and hour practices, or any other practices, of the Company with respect to any current or former employee of the Company; (iv) there is no labor strike, slowdown, picketing, work stoppage, organizing effort or organized labor dispute pending or, to the Knowledge of the Company, threatened against the Company relating to any current or former employee of the Company; and (v) there is no collective bargaining Contract which is binding on the Company relating to or involving any current or former employee of the Company. The Company has not agreed to recognize and is not required to recognize any union or other collective bargaining unit, and the Company has not received any requests from any person for recognition as a representative of any of the employees for collective bargaining purposes. The Company has not engaged in any unfair labor practice. To the Knowledge of the Company, there is no organizational effort presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Business.

(e) Employment-Related Agreements. Set forth on Section 3.11(e) of the Disclosure Schedule is a list of all employment agreements, information agreements and other contractual obligations between the Company and any of its current employees. To the Knowledge of the Company, no employee of the Company (or person performing similar functions) is in violation of any such agreement or other obligation relating to the relationship of such employee with the Company. Except as set forth on Section 3.11(e) of the Disclosure Schedule, to the Knowledge of the Company, the Company does not have any obligation or liability for severance or other payments that will be triggered in whole or in part by virtue of the Closing or the other transactions contemplated hereby. All employees of the Company are employed on an “at will” basis.

3.12 Litigation. The Company (a) is not a party and, to the Knowledge of the Company, has not been threatened to be made a party to: (i) any legal action or other Proceeding, or (ii) any judgment, Order, decree or restriction against it or relating to the Business or the Company’s assets; and (b) has not received written notice that any legal action or other Proceeding will be, or is reasonably likely to be, commenced against it. There are no facts or circumstances that, to the Knowledge of the Company, would reasonably be expected to result in the Company (A) becoming a party or being threatened to be made a party to the items set forth in Section 3.12(a)(i) or (ii) above or (B) receiving a written notice that any legal action or other Proceeding will be, or is reasonably likely to be, commenced against it. Section 3.12 of the Disclosure Schedule sets forth a brief description of any legal action or other Proceeding instituted against the Company that has been settled, dismissed or resolved since January 1, 2018 (such period since January 1, 2018, the “Look-Back Period”), including amounts paid to the other party to settle, dismiss or resolve such actions.

3.13 Compliance with Applicable Laws.

(a) Generally. The Company is (and during the Look-Back Period has been) in material compliance with all applicable Laws relating to the Company or its properties, assets, operations or the Business. No event has occurred and no condition or circumstance exists that would reasonably be expected (with or without notice or lapse of time) to constitute, or result in, a material default under, a material breach or violation of, or a material failure comply with, any such applicable Law. The Company has not received any written notice from any Governmental Authority or other third party regarding any actual, alleged or potential violation of or failure to comply with any Law. The Company has not been sanctioned, fined or penalized for any violation of, or failure to comply with, any Law.

(b) Permits. Without limiting Section 3.13(a) above: (i) the Company has (and has had at all relevant times during the Look-Back Period) all permits, licenses, approval, orders, registrations, certificates, variances, and similar rights obtained from Governmental Authorities (“Permits”) that are required in connection with the Business, true and correct copies of which have been provided to the Purchaser (and Section 3.13(b) of the Disclosure Schedule lists all such Permits, indicating for each the relevant Governmental Authority, the expiration date, and whether such Permit is assignable); and (ii) the Company is and during the Look-Back Period has been in compliance in all material respects with each such Permit. The Company has not received any written notice from any Governmental Authority or other third party regarding any actual, alleged or potential violation of, or failure to comply with, any Permit. No notice to or consent or approval of any Governmental Authority that issued any such Permit is necessary in connection with the transactions contemplated hereby.

(c) OSHA. No “recognized hazard” (as such term is used under the Occupational Safety and Health Act of 1970) exists with respect to the Company or the Business, and the Company has no knowledge of any facts which could reasonably be expected to lead to such a condition.

3.14 Environmental Matters. (a) The Company, the Business and its operations are, and at all times have been, in material compliance with all applicable Environmental Laws, and the Company has obtained and is in material compliance with all Permits required to be obtained under all applicable Environmental Laws; (b) the Company has not received any written claim, notice of violation, notice of potential responsibility or Liability, or other written communication alleging that the Company has liability under any Environmental Law or is not in compliance with any Environmental Law; (c) the Company has no Liabilities under Environmental Laws and no facts, circumstances or conditions, existing, initiated or occurring prior to the Effective Date are known to the Company which could reasonably be expected to result in Liability to the Company or its Business under any Environmental Law; (d) the Company has not caused, contributed to or permitted the Release of any Pollutant on the Company premises; (e) there is no Pollutant contamination currently existing on the Company premises; and (1) the Company has not agreed to assume and has not assumed by operation of Law any Liability of any other Person arising under any Environmental Law. Without limiting Section 3.14 above: (i) the Company has (and has at all relevant times) all Permits with or from Governmental Authorities that are required under any Environmental Laws in connection with the Business (the “Environmental Permits”), true and correct copies of which have been provided to the Purchaser (and Section 3.14 of the Disclosure Schedule lists all such Permits, indicating for each the relevant Governmental Authority, the expiration date, and whether such Permit is assignable); and (ii) the Company is and during the Look-Back Period has been in compliance with each such Environmental Permit. The Company has not received any written notice from any Governmental Authority or other third party regarding any actual, alleged or potential violation of or failure to comply with any Environmental Permit. No notice to or consent or approval of any Governmental Authority that issued any such Environmental Permit is necessary in connection with the Purchase.

3.15 Products and Warranties. Except as to matters covered by Section 3.16, the products and services of the Company comply in all material respects with (a) applicable Law and (b) each warranty, guaranty or claim made by the Company or implied by applicable Law for which the Company could be liable. Section 3.15 of the Disclosure Schedule lists all product liability claims made against the Company during the Look-Back Period that, to the Knowledge of the Company, may involve more than $100,000 and (to the extent applicable) amounts paid with respect to such claims.

3.16 Regulatory Compliance.

(a) The Company has all Regulatory Approvals from the United States Food and Drug Administration (the “FDA”) and comparable Governmental Entities required to conduct its business as currently conducted. The Company is the sole and exclusive owner of the Regulatory Approvals and none of the Regulatory Approvals has been sold, conveyed, delivered, licensed, transferred or assigned to another party. Each such Regulatory Approval (A) has been validly issued or acknowledged by the appropriate Governmental Entity and is in full force and effect, and (B) is transferable to the Purchaser (where permitted by applicable Law). To the Company’s Knowledge, as of the date hereof, neither the FDA nor any comparable Governmental Entity is considering limiting, suspending, cancelling or revoking any such Regulatory Approval. The Company has fulfilled and performed in all material respects its obligations under each Regulatory Approval, and, as of the date hereof, to the Company’s Knowledge, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause suspension, cancellation, revocation or termination of any such Regulatory Approval. To the Company’s Knowledge, any third party that is a manufacturer or contractor for the Company is in compliance with all Regulatory Approvals insofar as they pertain to the manufacture of product components or products for the Company.

(b) The Company Products are being, and at all times have been, developed, tested, investigated, manufactured, stored, and distributed, as applicable, in compliance in all material respects with all applicable Law, including, to the extent applicable, the FFDCA, PHSA, and the Medical Devices Directive, including, as applicable, those requirements relating to current good manufacturing practices, good laboratory practices, good clinical practices and Quality Systems Requirements.

(c) To the Knowledge of the Company, all ongoing and completed preclinical and clinical trials conducted by the Company with respect to the Company Products have been conducted in all material respects in accordance with all applicable preclinical and clinical trial protocols and applicable Laws (including in respect of informed consent, Review Board approval, having and maintaining a Company Product investigational new drug or investigational device exemption application (or foreign equivalent) in effect and providing all required reports in connection therewith, and registration and results reporting, including as required under the PHSA).

(d) To the Knowledge of the Company, the Company has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder and (ii) other applicable privacy Laws. The Company has not received any: (x) written notice or written complaint alleging non-compliance with any applicable Laws relating to the collection, processing and disclosure of personal data; (y) written claim for compensation for loss or unauthorized collection, processing or disclosure of personal data; or (z) written notification of an application for rectification, erasure or destruction of personal data which application is still outstanding.

(e) Neither the Company nor, to the Company’s Knowledge, any of its officers, employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or could reasonably be expected to result, in debarment under applicable Law, including, 21 U.S.C. Section 335a, or exclusion under applicable Law from participation in government programs, including 42 U.S.C. 1320a-7. No claims, actions, proceedings or investigations that could reasonably be expected to result in such a debarment or exclusion of the Company are pending or, to the Company’s Knowledge, threatened, against the Company or, to the Company’s Knowledge, any of its officers, employees or agents.

(f) The Company is not aware of any information, condition, event, occurrence or circumstance that, to the Company’s Knowledge, could reasonably be expected to adversely affect, in any material respect, the acceptance, or the subsequent approval, of any filing, application or request for Regulatory Approval of any Company Product.

(g) There are no enforcement actions (including any administrative proceeding, prosecution, injunction, seizure, civil penalty, criminal penalty or debarment action) pending against the Company, there have been no enforcement actions against the Company since the date of its incorporation, and there are no facts, circumstances or conditions that could reasonably form the basis of any such action, in each case by the FDA or other Governmental Entity in respect of any Company Product.

(h) The Company has not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” clinical hold, notice of FDA action for import detention or refusal, or any other notice, warning, letter or report from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws. The Company is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity. The Company has made all notifications, submissions and reports required by the FFDCA or any other applicable Law, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Governmental Entity and all such notifications, submissions and reports were true, correct and complete in all material respects as of the date of submission to the FDA or any comparable Governmental Entity. To the Company’s Knowledge, as of the date hereof, no basis for liability exists with respect to any such notification, submission, or report.

(i) No Company Product has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and as of the date hereof, there are no facts or circumstances reasonably likely to cause (A) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (B) a required material change in the labeling of any such product; or (C) a termination, seizure or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product. No proceedings in the United States or any other jurisdiction in which the Company currently markets or distributes its products (including for commercial, investigational or any other use) seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or, to the Company’s Knowledge, threatened against the Company.

3.17 Product and Clinical Trial Disclosures.

(a) The Company has made available to the Purchaser complete and accurate copies of (i) all material filings with the FDA, or equivalent Governmental Entity or Notified Body relating to the Company Products, (ii) all material correspondence and records of material communications with the FDA, or equivalent Governmental Entity or Notified Body relating to the Company Products and (iii) all material data, information, results, analyses, publications, and reports relating to the Company Products, including all clinical trial protocols, trial statistical analysis plans and trial results (collectively, the “Material Product and Trial Information”). The Material Product and Trial Information is a true, correct and complete representation in all material respects of the matters reflected therein.

(b) The Company’s Regulatory Approvals and regulatory files, dossiers and supporting materials of the Company have been maintained in all material respects in accordance with all applicable Laws, reasonable industry standards, and the Company’s standard operating procedures. To the Company’s Knowledge, all material filings made by the Company with the FDA, an equivalent Governmental Entity or Notified Body or with any Review Board relating to any Company Product did not contain any untrue statement of a material fact or fraudulent statement or omit to state any material fact necessary to make the statements therein not misleading. Neither the Company nor, to the Company’s Knowledge, any of its officers, employees or agents has committed any other act, or made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(c) The Company has in its possession copies of all the material documentation in existence and required to be filed with the FDA, or equivalent Governmental Entity or Notified Body for the regulatory approval or registration, of the Company Products.

(d) All Company Product clinical trials that are required to be registered on clinicaltrials.gov have been properly and duly registered on clinicaltrials.gov.

(e) All clinical trial results information for Company Product clinical trials conducted or sponsored by the Company for which clinical trial results information must be submitted has been properly and duly submitted for posting on clinicaltrials.gov.

(f) The Company has disclosed or made available to the Purchaser all material information as to the safety and efficacy of the Company Products that, to the Knowledge of the Company, exists.

3.18 No Violation or Conflict. Except as disclosed pursuant to Section 3.18 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement or any agreement, instrument or document required hereby to be executed and delivered by the Company, the performance of the Company of its obligations hereunder or thereunder, the consummation by the Company of the transactions contemplated hereby or thereby, and the compliance by the Company with any provisions hereof or thereof, do not and will not with the passage of time or the giving of notice (or both) violate, conflict with, constitute a default of, require any consent, payment, approval, authorization, registration, declaration, filing or notice under, or permit, or result in, a termination of, or acceleration of the maturity of, or the acceleration of the performance of any obligation under, or the creation of any Encumbrance under: (a) any term or provision of the governing documents of the Company; (b) any loan document, lease, license, franchise, instrument or Contract to which the Company is a party or bound or to which it or any of its properties is subject or bound; or (c) any provision of applicable Law, Permit, authorization, waiver or Order of any Governmental Authority to which the Company or any of its properties are subject; except, with regard solely to clauses (b) and (c) of this Section 3.18, such consents, payments, approvals, authorizations, registrations, declarations, filings or notices that if not obtained or made, would not individually or in the aggregate, be material to the Company, taken as a whole.

3.19 No Governmental Consents Required. No consent, permit, authorization or approval of, or registration, declaration or filing with or exemption by, any Governmental Authority is required on the part of the Company in connection with its execution, delivery or performance of this Agreement or any agreement, instrument or document executed and delivered by it pursuant to this Agreement.

3.20 Brokers or Finders. Except as set forth on Section 3.20 of the Disclosure Schedule, the Company has not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the execution, delivery or performance of this Agreement, and the Company is not a party to any engagement letter covering transactions involving the Company.

3.21 Books and Records. The Company has made available to the Purchaser true, correct and complete copies of the organizational minute books and company records, including, without limitation, ownership records, of the Company, which minute books and limited liability company records show all actions of the managers and members (or other similar governing bodies) of the Company (whether at a meeting or by written consent), and all issuances, transfers, repurchases and other transactions involving the equity securities of the Company, since inception.

3.22 Customers and Suppliers. Section 3.22 of the Disclosure Schedule sets forth a complete and correct list of (a) the names of all customers of the Company for the three (3)-year period ended December 31, 2020 and for the six (6)-month period ended June 30, 2021, (b) the amount of purchases by each such customer from the Company during such periods, (c) the names of the suppliers to the Company, for the twelve (12)-month period ended December 30, 2020 and for the six (6)-month period ended June 30, 2021 and (d) the amount of purchases by the Company from each such supplier during such periods. Except as set forth in Section 3.22 of the Disclosure Schedule, since the Interim Balance Sheet Date, the Company has not received any written notice that any such customer or supplier (1) has ceased or will cease to purchase from or sell to the Company or (2) has materially reduced or will materially reduce the use or price of products of the Company or materially increased or will materially increase the price or decrease the sale of products or services to the Company, including, without limitation, as a result of this Agreement or the transactions contemplated thereby.

3.23 Accounts Receivable and Inventory.

(a) The accounts receivable of the Company reflected on the Financial Statement: (i) arose from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business, and (ii) were not, and will not be (as of the Effective Date), subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice, and (iii) represent bona fide claims of the Company against debtors for sales, leases, licenses and other charges.

(b) The Inventory of the Company as of the Effective Date constitute in all material respects items of a quantity and quality usable or saleable in the ordinary course of business. All such Inventory is valued in accordance with GAAP and the historical Inventory valuation policies of the Company.

3.24 Related Party Transactions. Except as set forth in Section 3.24 of the Disclosure Schedule, the Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any manager or officer (or equivalent thereof) of the Company or to or for the Equityholder, other than advances to such persons of reasonable amounts to managers or officers to cover business expenses in the ordinary course of business consistent with past practice. Neither the Company nor the Equityholder, any officer or manager of the Company or the Equityholder, or any Affiliate of the foregoing has received, nor is any such Person entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company. Except as set forth in Section 3.24 of the Disclosure Schedule, the Company is not a party to any Specified Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by the Company, in any Specified Contracts to which the Company is a party, or in any other Person with which the Company is or has been party to a Specified Contract. Except as set forth on Section 3.24 of the Disclosure Schedule, there are no outstanding claims, accounts payable or receivable, inter-company loans, indebtedness, or other Liabilities, between the Company, on the one hand, and the Equityholder or any Related Parties, on the other hand, and, except as set forth on Section 3.24 of the Disclosure Schedule, all such Liabilities have been, or as of the Closing will have been, repaid in full. Neither the Equityholder nor any other Related Party conducts the Company’s business, directly or indirectly, other than through the Equityholder’s ownership of the Company.

3.25 Reliance. The Company acknowledges and agrees that the representations and warranties of the Company contained in this Agreement will be relied upon by each Purchaser Indemnified Party.

3.26 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 3 (including the related portions of the Disclosure Schedule), neither the Company nor the Equityholder has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Company’s assets furnished or made available to Purchaser and its representatives (including any information, documents or material delivered to Purchaser, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDER AND THE SUBORDINATED CREDITOR

Each of the Equityholder and, solely for the limited purpose of Sections 1.1(b), 1.2(a)-(c), 2.1(f), 4.1, 4.2, 6.1, 6.5, 7.6 and 7.9 and ARTICLE 8 hereof, the Subordinated Creditor, severally and not jointly, represents and warrants to the Purchaser as follows:

4.1 Power and Authority. Each of the Equityholder and the Subordinated Creditor has the authority to execute and deliver this Agreement and each other agreement, instrument and document required hereby to be executed and delivered by such Person, to perform such Person’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon execution and delivery thereof by such Person, each agreement, instrument and document required hereby to be executed and delivered by such Person at the Closing will be, duly and validly executed and delivered by such Person and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitutes, or in the case of each agreement, instrument or document to be delivered at the Closing, will constitute, a valid and binding obligation of such Person, enforceable against such Person in accordance with their respective terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

4.2 Non-Contravention. The execution and delivery by each of the Equityholder and the Subordinated Creditor of this Agreement or any agreement, instrument or document required hereby to be executed and delivered by such Person, the performance by such Person of such Person’s obligations hereunder or thereunder, the consummation by such Person of the transactions contemplated hereby or thereby, and the compliance by such Person with any of the provisions hereof or thereof, do not and will not with the passage of time or the giving of notice (or both) violate, conflict with, constitute a default of, require any consent, payment, authorization, declaration, filing or notice under, or Permit, or result in, a termination of, or acceleration of the maturity of, or the acceleration of the performance of any obligation under, or creation of any Encumbrance under any provision of Contract or applicable Law, Permit, authorization, declaration, consent or Order of any Governmental Authority to which such Person is subject.

4.3 Ownership of Purchased Equity Interests. The Purchased Equity Interests constitute one hundred percent (100%) of the issued and outstanding membership interests in the Company, and except as otherwise set forth on Section 3.3(b) of the Disclosure Schedule, no Person has any right to acquire or receive any equity securities of the Company. All of the Purchased Equity Interests are owned of record and beneficially by the Equityholder, free and clear of all Encumbrances (other than Permitted Encumbrances), and immediately following the consummation of the transactions contemplated by Section 1.1(a), all of the Purchased Equity Interests will be owned of record and beneficially by the Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchased Equity Interests were validly issued, fully paid, and non-assessable and without any liability attaching to the ownership thereof for any obligation of the Company, and no amounts in respect thereof are owed by the Equityholder to the Company. The Equityholder is not relying on the Purchaser or the Company or any of their respective Affiliates or with respect to evaluating its decision to proceed with the consummation of the transactions contemplated by Section 1.1(a).

4.4 Released Claims. To the actual knowledge of each of the Equityholder and Subordinated Creditor there is no Claim held by a third party against any of the Picard Released Parties that is not released pursuant to Section 6.6(a) below.

4.5 Investment and Taxation Representations. In connection with the acquisition of the Consideration Shares and the Additional Consideration Shares, the Equityholder represents to the Purchaser the following:

(a) The Equityholder is aware of the Purchaser’s business affairs and financial condition and has acquired sufficient information about the Purchaser to reach an informed and knowledgeable decision to acquire the Shares, and the Equityholder has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the issuance of the Shares.

(b) The Equityholder is acquiring the Consideration Shares and the Additional Consideration Shares for investment for the Equityholder’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or under any other applicable Laws. The Equityholder does not have any present intention, and has not entered into any arrangement, agreement or understanding, to transfer the Consideration Shares or the Additional Consideration Shares to any other Person.

(c) The Equityholder understands that the Consideration Shares and the Additional Consideration Shares have not been registered under the Securities Act or any other applicable Laws by reason of a specific exemption therefrom, which exemption depends on, among other things, the bona fide nature of the Equityholder’s investment intent as expressed herein.

(d) The Equityholder acknowledges and understands that the Consideration Shares and the Additional Consideration Shares must be held indefinitely unless they are subsequently registered under the Securities Act and any other applicable Laws or an exemption from such registration is available. The Equityholder acknowledges and understands that the Purchaser is under no obligation to register the Consideration Shares and/or the Additional Consideration Shares.

(e) The Equityholder is familiar with the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”) and of Section 4(a)(7) of the Securities Act (“Section 4(a)(7)”), each of which, in substance, exempts limited resales of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer) from the securities registration requirements of the Securities Act, subject to the satisfaction of certain conditions. The Equityholder understands that the Purchaser provides no assurances as to whether the Equityholder will be able to resell any or all of the Consideration Shares or the Additional Consideration Shares in reliance on Rule 144, which rule requires, among other things, that resales of securities take place only after the holder of the Consideration Shares and the Additional Consideration Shares has held the such shares for certain specified time periods, and under certain circumstances for certain holders of securities of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that resales of securities be limited in volume and take place only pursuant to brokered transactions. The Equityholder understands that the Purchaser also provides no assurances as to whether the Equityholder will be able to resell any or all of the Consideration Shares and/or the Additional Consideration Shares pursuant to Section 4(a)(7, which requires, among other things, that each equityholder in any such resale transaction is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and that the seller and any person acting on its behalf do not engage in a general solicitation to offer or sell the securities. Notwithstanding this Section 4.5(e), the Equityholder acknowledges and agrees to the restrictions set forth in Section 4.5(f) below.

(f) The Equityholder understands that if the requirements of Rule 144 or Section 4(a)(7), as applicable, are not satisfied, then registration under the Securities Act, compliance with Regulation A, or some other exemption for registration under the Securities Act will be required. The Equityholder further understands that notwithstanding the fact that Rule 144 and Section 4(a)(7) are not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 or Section 4(a)(7) will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(g) The Equityholder acknowledges that determining the actual tax consequences to the Equityholder of receiving or disposing of the Consideration Shares and/or the Additional Consideration Shares may be complicated and be adverse to the Equityholder. These tax consequences will depend, in part, on the Equityholder’s specific situation and may also depend on the resolution of currently uncertain tax law, and other variables not within the control of the Purchaser. The Equityholder is aware that the Equityholder should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to the Equityholder prior to receiving or disposing of the Consideration Shares and/or the Additional Consideration Shares. Prior to receiving the Consideration Shares and/or the Additional Consideration Shares, the Equityholder either has consulted with a competent tax advisor independent of the Purchaser to obtain tax advice concerning the receipt of the Consideration Shares and/or the Additional Consideration Shares in light of the Equityholder’s specific situation or has had the opportunity to consult with such a tax advisor but chose not to do so.

4.6 Payment Obligation. At or about the Closing, the Equityholder shall pay $50,000 to Alvarez & Marsal Securities, LLC. In addition, the Equityholder shall pay to the Purchaser an amount equal to $100,000 plus interest accrued thereon at the rate of eight percent (8%) per annum, compounding annually, from and after the Closing Date, by not later than the eighteen (18)-month anniversary of the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Equityholder as follows:

5.1 The Purchaser’s Existence. The Purchaser is a duly incorporated and organized corporation that is validly existing under the Laws of the State of Delaware.

5.2 Power and Authority; Authorization and Execution. The Purchaser has the requisite power and authority to execute and deliver this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All action on the part of the Purchaser and its managers, officers and members necessary for the authorization, execution and delivery of this Agreement and the other agreements, instruments and documents to be executed and delivered by the Purchaser pursuant to this Agreement, and for the performance of the Purchaser’s obligations hereunder and thereunder, as the case may be, have been taken, or will have been taken, as of the Effective Date. This Agreement has been, and upon execution and delivery thereof by the Purchaser, each agreement or instrument required hereby to be executed and delivered by the Purchaser at the Closing will be, duly and validly executed and delivered by the Purchaser, and assuming the due and valid authorization, execution and delivery by the other parties thereto, constitutes, or in the case of each agreement or instrument to be delivered at the Closing, will constitute, a valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

5.3 No Violation or Conflict. The execution, delivery or performance by the Purchaser of this Agreement and each agreement, instrument and document to be executed and delivered pursuant to this Agreement by the Purchaser do not and will not with the passage of time or the giving of notice or both violate, conflict with, constitute a default of, or require any consent or payment under, or permit a termination of: (a) any term or provision of the Purchaser’s certificate of formation and limited liability company agreement; or (b) any provision of applicable Law, permit, judgment, decree or Order of any Governmental Authority to which the Purchaser or any of its properties or assets are subject.

5.4 No Governmental Consents Required. No consent, Permit, or authorization of, or registration, declaration or filing with or exemption by, any Governmental Authority on the part of the Purchaser or its Affiliates is required in connection with the Purchaser’s execution, delivery or performance of any of this Agreement or any agreement, instrument or document executed and delivered by it pursuant to this Agreement.

5.5 Legal Proceedings. There are no Proceedings that are pending or threatened against or relating to the Purchaser, any of its members, or any properties or assets of the Purchaser that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Purchaser to timely complete the transactions contemplated by this Agreement or any agreement, document or instrument required hereby to be executed and delivered by it or timely perform its obligations hereunder or thereunder or that challenge the validity or propriety of the transactions contemplated by this Agreement or any agreement, document or instrument required hereby to be executed and delivered by it, and there is no Order or regulatory restrictions imposed upon the Purchaser or any of its members that would be reasonably expected, individually or in the aggregate, to have a material adverse effect on the ability of the Purchaser to timely complete the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by it or timely perform its obligations hereunder or thereunder.

5.6 Brokers or Finders. The Purchaser has not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereunder other than those obligations being paid at the Closing.

5.7 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the Company, the Business and the Purchased Interests and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE 3 of this Agreement (including related portions of the Disclosure Schedule) and the Equityholder and the Subordinated Creditor set forth in ARTICLE 4 of this Agreement and (b) neither the Company, the Equityholder, the Subordinated Creditor nor any other Person has made any representation or warranty as to the Company, the Business, the Purchased Interests or this Agreement, except as expressly set forth in ARTICLE 3 of this Agreement (including the related portions of the Disclosure Schedule) and ARTICLE 4 of this Agreement.

ARTICLE 6
OTHER AGREEMENTS

6.1 Confidentiality.

(a) Confidential Information. Each of the Subordinated Creditor and the Equityholder agrees that all of the confidential information of the Company, including, without limitation, processes, compositions, product specifications, past, current and planned research and development, market studies and business plans, historical financial statements, financial projections and budgets, historical and projected sales, customer lists, supplier lists, capital spending budgets and plans, contract terms, customer and vendor terms, employee information, and any information that is marked “confidential” or in some comparable manner, whether or not reduced to writing, in each case of or concerning the Company (the “Confidential Information”), immediately prior to the Closing, is the sole, exclusive and valuable proprietary information and property of the Company, that such Confidential Information derives independent economic value from not being readily known or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company prior to Closing to maintain the confidentiality of such Confidential Information. Thus, each of the Subordinated Creditor and the Equityholder agree that, without the prior written consent of the Purchaser, such Party will (i) not use the Confidential Information to the detriment of the Purchaser; and (ii) hold the Confidential Information in strict confidence, and without limiting the foregoing, not disclose the Confidential Information to any Person (other than the Purchaser or the Purchaser’s Affiliates); provided, however, that the agreements in clause (ii) will not apply to the extent (A) the same information is currently publicly available or becomes publicly available and that such public availability does not result from the misappropriation or improper disclosure, directly or indirectly, of such information by the Company, (B) Confidential Information that is required to be disclosed by the Equityholder and/or its Affiliates to their respective limited partners solely as required pursuant to and in accordance with applicable Law or regulatory reporting requirements, or (C) the Confidential Information is required by applicable Law to be disclosed, but then only (1) to the extent disclosure is required and (2) after undertaking in good faith to give the Purchaser advanced notice of such obligation so that it may seek a protective order or other similar or appropriate relief. The existence and terms of this Agreement (including the schedules and exhibits attached hereto), all other agreements, certificates instruments and documents contemplated by this Agreement, and the terms of the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) shall constitute Confidential Information for the purposes of this Section 6.1(a) and this Agreement; provided, however, that disclosure of the Transaction Documents by the Equityholder and/or the Subordinated Creditor is permitted (x) with the prior written consent of the Purchaser, and (y) to the professional advisors of the Equityholder and/or the Subordinated Creditor on a need-to-know basis subject to the agreement by such advisors to keep the Transaction Documents confidential.

(b) No Press Releases and Announcements. None of the Subordinated Creditor and/or the Equityholder or any of their respective representatives shall make any statement, press release, announcement or other communication concerning the transactions contemplated by this Agreement to the Company’s or the Purchaser’s employees, customers, suppliers or any other Person with which the Company or the Purchaser has a business relationship, or to the public or the press, without the prior written consent of the Purchaser, except to the extent required by applicable Law.

6.2 Tax Matters and Cooperation. Each of the Company, the Equityholder and the Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Governmental Authority or judicial or administrative Proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, Proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, Proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

6.3 Expenses and Closing Statement. The first $325,000 in Transaction Expenses will be paid by the Purchaser at the Closing or, if paid by or on behalf of the Company prior to the Closing, reimbursed by the Purchaser to the Equityholder at the Closing. As between the Purchaser, on the one hand, and the Company, on the other hand, the Equityholder shall be solely responsible for all other Transaction Expenses in excess of that amount incurred by the Company in connection with the negotiation, execution, delivery and performance of this Agreement (including, without limitation, legal, accounting, consulting, investment banker and other advisory fees and expenses) and the other documents, instruments and agreements contemplated by this Agreement. At least three (3) Business Days prior to the Effective Date, the Company shall provide the Purchaser with a statement listing all Transaction Expenses to be paid by the Purchaser (up to $325,000), setting forth the payees, amounts, wire instructions, and any other material details.

6.4 Contracts and Notifications.

(a) Consents and Approvals. Notwithstanding any other provision of this Agreement to the contrary, the Equityholder will use commercially reasonable efforts to obtain all consents and other materials required pursuant to the Contracts set forth on Schedule 6.4(a) in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that no Party shall be required to amend or waive the terms of any Contract or arrangement between such Party and the Person from whom consent is required as a condition to obtaining such consent.

(b) Related Party Contracts. The Company shall terminate as of the Effective Date all Contracts, and satisfy any and all obligations, with the Related Parties in each case set forth on Schedule 6.4(b).

6.5 Noncompetition and Nonsolicitation.

(a) Noncompetition. Each of the the Equityholder, the Subordinated Creditor and VCM covenants and agrees that, for so long as it (or its affiliates) hold any of the Share Consideration and during the period ending one (1) year thereafter (the “Restricted Period”), nor will any of the Equityholder, the Subordinated Creditor or VCM, without the prior written consent of the Purchaser, directly or indirectly, own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, lender, agent, representative or otherwise), consult with, render services for, or in any manner engage in any business competitive with the Business (collectively, a “Competitive Enterprise”) anywhere in the world; provided, however, that nothing herein shall prohibit any of the Equityholder, the Subordinated Creditor and/or VCM, and/or any of their respective Affiliates, from (i) being a passive owner of not more than one percent (1%) of the outstanding capital stock of any class of a corporation which is publicly traded, (ii) holding any passive investment in a private debt or equity investment fund which invests or may invest in a Competitive Enterprise, so long as neither the Equityholder, the Subordinated Creditor and/or VCM, nor any of their Related Parties, has any ability to control or exercise any influence (managerial or otherwise) over such fund or Competitive Enterprise or (iii) owning the Share Consideration or any other equity securities in the Purchaser.

(b) Nonsolicitation. During the Restricted Period, none of the Equityholder, the Subordinated Creditor or VCM shall directly or indirectly through another Person (i) induce or attempt to induce any employee or contractor of the Purchaser or its Affiliates, including, without limitation, any former employees or contractors of the Purchaser or its Affiliates, to leave the employ or service of the Purchaser or its Affiliates, as applicable, or in any way interfere with the relationship between the Purchaser or its Affiliates, on the one hand, and any employee or contractor thereof, on the other hand, (ii) hire any person who was an employee or contractor of the Purchaser or its Affiliates within one hundred and eighty (180) calendar days after the time such employee or contractor ceased being employed by or in the service of the Purchaser or its Affiliates, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, lessor or other business partner of the Purchaser or its Affiliates (or any prospective customer, supplier, licensee, licensor, lessor or other business partner with which the Purchaser or any of its Affiliates has entertained discussions regarding a prospective business relationship) to cease, reduce, modify or refrain from doing business with the Purchaser or its Affiliates, or in any way interfere with the relationship (or prospective relationship) between any such customer, supplier, licensee, licensor, lessor or other business partner and the Purchaser or its Affiliates (including, without limitation, making any negative or disparaging statements or communications about the Purchaser or its Affiliates that could damage any of the goodwill or reputation of the Purchaser or its Affiliates).

6.6 Mutual Releases.

(a) Each of the Equityholder and the Subordinated Creditor, on behalf of itself and each of its past, present and future officers, directors, managers, shareholders, general or limited partners, members, investors, employees, attorneys, agents, representatives, insurers, reinsurers, parent, sister or subsidiary entities, predecessors, successors, affiliates and assigns (collectively, the “Sindex SSI Releasing Parties”), release and forever discharge the Company and the Purchaser and their respective past, present and future officers, directors, managers, shareholders (including without limitation Hunniwell Picard I, LLC, Hunniwell Lake Ventures Medical Device Fund I, LLC and their respective Affiliates (“Hunniwell”) and its affiliates„ managers and members), general or limited partners, members, investors, employees, attorneys, agents, representatives, insurers, reinsurers, parent, sister or subsidiary entities, predecessors, successors, affiliates and assigns (collectively, the “Picard Released Parties”), from any and all claims, actions, causes of action, equitable relief, demands, responsibility, liabilities, debts, accounts, contracts, agreements, promises, controversies, suits, damages, judgments, rights, costs, charges, obligations, penalties, fines, expenses or compensation (including attorney’s fees and costs), of every kind, nature or description whatsoever, whether at law or in equity, known or unknown, asserted or unasserted, suspected or unsuspected, including any and all claims that are capable of being released (each, a “Claim” and collectively, the “Claims”), which the Sindex SSI Releasing Parties now have, ever had or as of the Effective Date may have, or hereafter can, shall or may have, against any of the Picard Released Parties for, upon or by reason of (i) any matter arising from or with respect to any investments in the debt or equity securities or interests of the Company which any of the Sindex SSI Releasing Parties now have, ever had or may have and (ii) any matter arising from or with respect to the operation of the Company and/or the Business prior to the Closing; provided, that the foregoing release shall not apply to, and the Sindex SSI Releasing Parties shall not be deemed to have released the Picard Released Parties from, any and all Claims which were or could have been asserted by a Sindex SSI Releasing Party against a Picard Released Party with respect to or arising out of (x) any Claim arising from, under or with respect to the rights and obligations of the parties pursuant to this Agreement and/or the other Transaction Documents (including, without limitation, the indemnification obligations of the parties set forth in ARTICLE 7) and (y) any Claim for indemnification or right to advancement of expenses under the organizational or governing documents of the Company or any of its subsidiaries in accordance with and to the extent provided for in such organizational or governing documents. It is expressly agreed and understood that this release is a GENERAL RELEASE. Each of the Equityholder and the Subordinated Creditor intend that the release provided for herein shall be complete and shall not be subject to any claims of fraud, duress, accident, mutual mistake or mistake of fact.

(b) Each of the Company and the Purchaser, on behalf of itself and each of its past, present and future officers, directors, managers, shareholders, general or limited partners, members (other than the Equityholder), investors (other than the Subordinated Creditor) employees, attorneys, agents, representatives, insurers, reinsurers, parent, sister or subsidiary entities, predecessors, successors, affiliates and assigns (collectively, the “Picard Releasing Parties”), release and forever discharge the Equityholder and the Subordinated Creditor and their respective past, present and future officers, directors, managers, shareholders, general or limited partners, members, investors, employees, attorneys, agents, representatives, insurers, reinsurers, parent, sister or subsidiary entities, predecessors, successors, affiliates and assigns (collectively, the “Sindex SSI Released Parties”), from any and all Claims which the Picard Releasing Parties now have, ever had or as of the Effective Date may have, or hereafter can, shall or may have, against any of the Sindex SSI Released Parties for, upon or by reason of (i) any matter arising from or with respect to any investments in the debt or equity securities or interests of the Company which any of the Sindex SSI Released Parties now have, ever had or may have and (ii) any matter arising from or with respect to the operation of the Company and/or the Business prior to the Closing; provided, that the foregoing release shall not apply to, and the Picard Releasing Parties shall not be deemed to have released the Sindex SSI Released Parties from, any and all Claims which were or could have been asserted by a Picard Releasing Party against a Sindex SSI Released Party with respect to or arising out of any Claim arising from, under or with respect to the rights and obligations of the parties pursuant to this Agreement and/or the other Transaction Documents (including, without limitation, the indemnification obligations of the parties set forth in ARTICLE 7). It is expressly agreed and understood that this release is a GENERAL RELEASE. Each of the Equityholder and the Subordinated Creditor intend that the release provided for herein shall be complete and shall not be subject to any claims of fraud, duress, accident, mutual mistake or mistake of fact.

(c) It is the intention of the Sindex SSI Releasing Parties and the Picard Releasing Parties that the releases set forth in Sections 6.6(a) and (b) shall be effective as a bar to all matters released therein. In furtherance and not in limitation of such intention, the releases set forth in Sections 6.6(a) and (b) shall be, and shall remain in effect as, a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims. It is expressly understood and agreed that the releases set forth in Sections 6.6(a) and (b) are intended to cover and do cover not only all known facts and/or claims but also any further facts and/or claims not now known or anticipated, but which may later develop or should be discovered, including all the effects and consequences thereof.

6.7 Further Assurances. From and after the Closing, and without further consideration, the Parties shall execute such further documents, and perform such further acts, as shall be necessary or reasonably requested by the other Party to effect or document the transactions contemplated hereby, on the terms herein contained, and to otherwise comply with the terms of this Agreement and give effect to the intended consummation of the transactions contemplated by this Agreement.

ARTICLE 7
INDEMNIFICATION

7.1 Indemnification of the Purchaser. Subject to the other terms and conditions of this ARTICLE 7, the Equityholder shall indemnify, defend and hold harmless the Purchaser and its Affiliates and each of their respective officers, directors, employees, shareholders, partners, members, managers or other equity holders, agents and representatives (each, a “Purchaser Indemnified Party”) against any and all Losses suffered or incurred by any such Purchaser Indemnified Party resulting from, arising out of or relating to any of the following:

(a) any breach of any representation or warranty of the Company, the Equityholder or the Subordinated Creditor contained in this Agreement; and

(b) any breach of, or failure to perform, by the Equityholder any covenant or agreement of the Company (prior to Closing), the Equityholder or the Subordinated Creditor contained in this Agreement or any other Sale Transaction Document or any schedule or exhibit hereto or thereto.

Without limiting the foregoing, the Equityholder’s obligation to indemnify under this Section 7.1 shall include any Losses incurred by a Purchaser Indemnified Party resulting from, arising out of, or relating to any Third Party Claim (as defined below) asserted against such Purchaser Indemnified Party that, if true, would constitute a breach of a representation and warranty of the Company, the Secured Creditor or the Equityholder (collectively, the “Representations and Warranties”) in this Agreement.

No certificate, document or other notice delivered to the Purchaser at Closing will be deemed to modify any representation or warranty or Disclosure Schedule made under this Agreement, and no investigation by or knowledge of the Purchaser or any of the Purchaser’s Affiliates prior to or after the date of this Agreement shall affect or impair the Purchaser’s right to rely on the Representations and Warranties herein or the Purchaser’s right to indemnification under this ARTICLE 7.

7.2 Indemnification of the Equityholder. Subject to the other terms and conditions of this ARTICLE 7, the Purchaser shall indemnify, defend and hold harmless the Equityholder and its officers, managers, employees, members or other equity holders, agents and representatives (each, an “Equityholder Indemnified Party”) against any and all Third Party Losses suffered or incurred by any such Equityholder Indemnified Party resulting from, arising out of or relating to any of the following:

(a) any breach of any representation or warranty of the Purchaser contained in this Agreement; and

(b) any breach of, or failure to perform, by the Purchaser any covenant or agreement of the Purchaser contained in this Agreement or any other Sale Transaction Document or any schedule or exhibit hereto or thereto.

7.3 Indemnification Claims.

(a) In order for a Purchaser Indemnified Party or an Equityholder Indemnified Party (in either case, an “Indemnified Party”) to be entitled to any indemnification provided for under Section 7.1 or Section 7.2, respectively, such Indemnified Party must notify the Equityholder or the Purchaser, as applicable (the “Indemnifying Party”), in writing (such notice, a “Claims Notice”) of the claim (i) in the case of a claim by the Equityholder against the Purchaser or the Purchaser against the Equityholder, as applicable, with reasonable promptness; or (ii) in the case of any claim asserted by a third party for a monetary or other obligation which may, if true, constitute or result in Losses for which an Indemnified Party may be entitled to indemnification pursuant to this ARTICLE 7 (a “Third Party Claim”), within thirty (30) calendar days after receipt by such Indemnified Party of written notice of a legal process relating to the Third Party Claim; provided, however, that failure to give such notification pursuant to this Section 7.3(a) shall not affect the indemnification provided under Section 7.1 or Section 7.2 except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such failure, and it being understood that claims for a breach of a representation or warranty must be delivered on or before the expiration of the survival period for such representation or warranty under Section 7.4. The Claims Notice shall set forth in reasonable detail (i) the specific representations, warranties, covenants or other matter that the Indemnified Party alleges has resulted in a Loss (or, in the case of a representation, warranty or covenant, would constitute a breach if such Third Party Claim is true) and the relevant provision under Section 7.1 or Section 7.2 under which the right to indemnification is claimed, and (ii) the relevant information available to the Indemnified Party relating to such claim and the Indemnified Party’s conclusion that such claim constitutes (or would constitute, if true) a breach.

(b) If the Indemnifying Party does not notify the Indemnified Party, in writing, within thirty (30) calendar days following its receipt of such Claims Notice that the Indemnifying Party disputes the Indemnified Party’s claim for indemnification, such claim shall be conclusively deemed a Liability of the Indemnifying Party for which the Indemnified Party is entitled to indemnification under this ARTICLE 7, and the Indemnified Party shall be entitled to recover the amount of the Losses stated in such notice.

(c) With respect to any Third Party Claim, the Indemnified Party shall have the right to assume and control, through counsel of its choosing, the defense and settlement of any such Third Party Claim; provided, however, that the Indemnifying Party shall have the right to reasonably consult with the Indemnified Party on the defense of such Third Party Claim. With respect to any Third Party Claim subject to indemnification under this ARTICLE 7, the Parties agree: (i) to keep each other informed of the status of such Third Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel; (ii) to render to each other (at their own expense) such assistance as they may reasonably require of each other and to cooperate in good faith with each other to ensure the proper and adequate defense of any Third Party Claim; and (iii) to cooperate in such a manner as to preserve (to the extent reasonably possible) the confidentiality of all information of the Parties and the attorney client and work product privileges.

(d) Notwithstanding the other provisions of this Section 7.2, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which would reasonably be expected to constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this ARTICLE 7, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this ARTICLE 7, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this ARTICLE 7 for any such Losses for which it is entitled to indemnification pursuant to this ARTICLE 7 (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification or the amount for which it is entitled to indemnification, under the terms of this ARTICLE 7).

(e) Notwithstanding the other provisions of this Section 7.2, an Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.3(e). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.3(c), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

7.4 Survival. Regardless of any investigation made by the Purchaser in connection with this Agreement, any notice to the Purchaser under this Agreement, or any waiver of any closing deliverable set forth in ARTICLE 2, subject to the limitations and other provisions of this Agreement, all representations and warranties in this Agreement shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months after the Closing; provided, however, that the representations and warranties of the Company set forth in Sections 3.1(a) (Organization and Good Standing of the Company), 3.1(b) (Due Authorization and Execution; Enforceability), 3.5 (Taxes), 3.6(d) (Ownership) and 3.20 (Brokers or Finders) (collectively, the “Fundamental Reps”) shall survive the Closing for sixty (60) days following the expiration of the applicable statute of limitations; provided further, however, that such obligations to indemnify, compensate, reimburse and hold harmless shall not terminate with respect to any Losses as to which the Indemnified Party shall have, on or prior to such survival expiration date, previously made a claim by delivering a notice of such claim to the Indemnifying Party as provided above in this ARTICLE 7. All covenants and other obligations of the Parties contained in this Agreement, other than representations and warranties, shall survive the Closing indefinitely until such obligations have been fully performed in accordance with their terms. Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any indemnification obligation under this Agreement for any claim or breach of a representation or warranty unless written notice of such breach has been timely given in accordance with Section 7.2 on or prior to the expiration of the applicable survival period of the representation or warranty upon which such claim is based as provided in this Section 7.4.

7.5 Limitations. Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims provided for in ______ not and _____:

(a) No Purchaser Indemnified Party shall be entitled to be indemnified for any Losses under Section 7.1(a) unless the aggregate amount of all Losses which the Purchaser Indemnified Party has incurred or would incur, but for this Section 7.5(a), exceeds, on a cumulative basis, an amount equal to $50,000 (the “Claim Threshold”), after which the Purchaser Indemnified Parties shall be entitled to recover the amount of all Losses in excess of the Claim Threshold. The Claim Threshold shall only apply with respect to claims for indemnification under Section 7.1(a), excluding such claims that are based on a breach of a Fundamental Rep or fraud or intentional misrepresentation.

(b) Notwithstanding anything otherwise set forth in this ARTICLE 7, the Equityholder’s aggregate maximum liability to the Purchaser Indemnified Parties for indemnification under Section 7.1 shall not exceed the Escrow Amount, except for Losses of the Purchaser Indemnified Parties arising from (i) breaches of the Fundamental Reps, and (ii) fraud or intentional misrepresentation by the Company, the Subordinated Creditor and/or the Equityholder, in which such event the Equityholder’s aggregate maximum liability for all such Losses shall not exceed the Share Consideration. The foregoing exceptions listed in clauses (i) and (ii) are referred to herein as the “Limitation Exceptions”.

(c) Notwithstanding anything otherwise set forth in this ARTICLE 7, the Purchaser’s aggregate maximum liability to the Equityholder Indemnified Parties for indemnification under Section 7.2 shall not exceed an amount equal to $2,500,000, which indemnification obligations may be paid by the Purchaser in cash, shares of Purchaser Common Stock or a combination thereof, as determined by Purchaser, with the number of shares of Purchaser Common Stock to be issued to be calculated by dividing the indemnification obligation by the per share price of the shares of preferred stock most recently issued by the Purchaser, rounded down to the nearest whole share.

7.6 Payment Procedure; Set Offs. Subject to Section 7.9, payment will be made by deduction from the shares held in the Escrow Account, based on an implied per share value assuming an aggregate value for the Escrow Amount of $1,500,000. For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of insurance benefits and proceeds actually received in respect of the Losses, net of any deductible amounts, increases in premiums and costs of collection.

7.7 Character of Damages. The Parties hereto agree that any payment of Losses to any Indemnified Party made pursuant to this ARTICLE 7 shall be treated as an adjustment to the Purchase Price for all Tax purposes.

7.8 Exclusive Remedy. Except in the case of fraud or intentional misrepresentation, the remedies provided in this ARTICLE 7 shall be the sole and exclusive remedies of the Parties under this Agreement from and after the Closing in connection with any matters for which an Indemnified Party may be indemnified under this ARTICLE 7; provided, however, that nothing contained herein shall prevent any Party from seeking specific performance or injunctive relief pursuant to Section 8.77 below with respect to any breach or threatened breach of this Agreement.

7.9 Escrow; Method of Satisfying Claims.

(a) At the Closing, the Escrow Amount shall be paid into the Escrow Account by the Purchaser as a source of payment of any indemnification claims to which a Purchaser Indemnified Party becomes entitled under this ARTICLE 7.

(b) Subject to Section 7.9(c), any amount to which any Purchaser Indemnified Party becomes entitled in respect of any indemnification claims under this ARTICLE 7 shall be satisfied only in the following order: (i) first, by transfer of shares from the Escrow Account to such Purchaser Indemnified Party in accordance with the Escrow Provisions, and (ii) second, after all shares in the Escrow Account have been disbursed pursuant to the Escrow Provisions, then directly from the Equityholder Designee in accordance with this Agreement by delivery of a portion of the Share Consideration in the amount of applicable Losses within thirty (30) calendar days after a Claims Notice is delivered to the Equityholder, unless the Equityholder disputes the claim by written notice thereof to the Purchaser Indemnified Parties prior to the expiration of such thirty (30)-day period.

(c) With respect to any indemnification claim involving Limitation Exceptions, the Purchaser Indemnified Parties shall be entitled, at their option, to satisfy such claim (i) from the Escrow Amount as described in Section 7.9(b) with respect to general claims, or (ii) by asserting such claim directly against the Equityholder, in which case the Equityholder shall cause the Equityholder Designee to pay the amount of such claim to such Purchaser Indemnified Parties by delivery of a portion of the Share Consideration in the amount of applicable Losses within thirty (30) calendar days after a Claims Notice is delivered to the Equityholder, unless the Equityholder disputes the claim by written notice thereof to the Purchaser Indemnified Parties prior to the expiration of such thirty (30)-day period.

(d) Any indemnification by the Purchaser of the Equityholder Indemnified Parties pursuant to Section 7.2 shall be made directly by the Purchaser (as determined in the sole election of the Purchaser) (i) by delivery to the Equityholder Indemnified Parties of shares of Purchaser Common Stock having a value equal to the amount of the applicable Third Party Loss (subject to the limitation of Section 7.5(c)) or (ii) by wire transfer of immediately available funds to such Equityholder Indemnified Parties of an amount equal to the amount of such Third Party Loss (subject to the limitation of Section 7.5(c)), or (iii) any combination thereof, in each case delivery to be made within thirty (30) calendar days after a Claims Notice is delivered to the Purchaser, unless the Purchaser disputes the claim by written notice thereof to the Equityholder Indemnified Parties prior to the expiration of such thirty (30)-day period.

ARTICLE 8
MISCELLANEOUS

8.1 Notices. Each notice, communication and delivery under this Agreement: (a) will be made in writing signed by the Party making it or by such Party’s legal counsel; (b) will specify the Section to which it relates; (c) will be delivered (i) in person, (ii) by e-mail in .pdf format or similar format or (iii) by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery; (d) unless given in person, will be given to the address specified below; (e) will be deemed given and received (i) if delivered in person, on the date of personal delivery, (ii) if delivered by e-mail, on the date successful e-mail transmission is confirmed or (iii) if sent by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent. The addresses of the Parties and requirements for copies are as follows:

If to the Purchaser, to: Picard Medical, Inc. 4 Palo Alto Sq, Ste 200 3000 El Camino Real Palo Alto, CA 94306 Attn: Daniel Teo notices@hunniwell.com	with a copy* to: Perkins Coie LLP 3150 Porter Drive Palo Alto, CA 94304 Attn: Adrian Rich ARich@perkinscoie.com

If to the Company, to: SynCardia Systems, LLC 1992 E. Silverlake Road Tucson, AZ 85713 Attn: Donald Webber dwebber@syncardiasystems.com Fax: (520) 903-1783	with a copy* to: Perkins Coie LLP 3150 Porter Drive Palo Alto, CA 94304 Attn: Adrian Rich ARich@perkinscoie.com

If to the Equityholder or the Subordinated Creditor, to:

Sindex SSI Financing, LLC
c/o Versa Capital Management, LLC
1801 Market Street
Suite 2525
Philadelphia, PA 19103
Attn: General Counsel & David S. Lorry
tkennedy@versa.com &
dlorry@versa.com
Fax: (215) 609-3478

with a copy* to: Cozen O’Connor 1650 Market St., Suite 2800 Philadelphia, PA 19103 Attn: Michael P. Zanan & Ira C. Gubernick mzanan@cozen.com & igubernick@cozen.com Fax: (215) 701-2477

If to the Escrow Agent, to: Perkins Coie LLP 3150 Porter Drive Palo Alto, CA 94304 Attn: Adrian Rich ARich@perkinscoie.com

*	which shall not be deemed notice to or a delivery of a copy to the Company, the Equityholder or the Purchaser

Such notice shall be given to such other representatives or at such other addresses as a Party may furnish to the other Parties pursuant to the foregoing. If notice is given pursuant to this Section 8.1 of a permitted successor or assign of a Party, then notice will thereafter be given as set forth above also to such successor or assign of such Party.

8.2 Assignment. No assignment or transfer by a Party of its rights and obligations under this Agreement will be made except with the prior written consent of the other Parties (which may not be unreasonably withheld, conditioned or delayed); provided, however, that failure to either grant or deny consent within thirty (30) calendar days after requested will be deemed to be the granting of consent. Notwithstanding the foregoing, the Purchaser may assign its rights under this Agreement to any third party who acquires a controlling interest in the Purchaser or its assets. The Purchaser may also assign or transfer this Agreement or any right or obligation hereunder to any Affiliate at any time prior to or after the Closing without the consent of the other Parties, provided that the Purchaser, jointly and severally with its assignee, remains primarily liable for the full and timely performance of all of the Purchaser’s obligations under this Agreement. This Agreement is binding upon the Parties and their successors and assigns and inures to the benefit of the Parties and their permitted successors and assigns and when appropriate to effect the binding nature of this Agreement for the benefit of the other Parties, or any other successor or assign.

8.3 Definition of Knowledge. For the purposes of this Agreement, for purposes of the application of the phrases “to the Knowledge of the Company,” “to the Company’s Knowledge” and variations thereof, the Company shall be deemed to have “knowledge” of a particular fact or other matter if Donald Webber, Michael Fram, Blagoberto Herrera or Teresa Kaja has actual knowledge of such fact or other matter.

8.4 Certain Other Definitions. For purposes of this Agreement (and whether or not underlined):

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by, controlling, or under common control with such Person, and for purposes of this definition, “control” (including the concept of “control” when used in the terms “controlled by” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of the definition of “Affiliate”, (i) the Equityholder, the Subordinated Creditor and VCM shall be deemed Affiliates of the Company, but (ii) any other Person directly or indirectly owned by any of the “Versa Capital” family of funds, or managed and/or advised by VCM, that has or owns no direct interest in the Company shall not be deemed an Affiliate of the Company.

(b) “Business Day” means any day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated by Law to be closed for business.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and all applicable Law as to the provisions with respect to which used.

(d) “Company Intellectual Property” means all Intellectual Property Rights that are owned, used, held for use, or licensed by the Company and that are necessary to the operation of the Business as conducted as of the Closing.

(e) “Contract” means any legally binding written contract, arrangement, commitment, purchase order, sales order, understanding, lease, license, or other agreement, and including all amendments, schedules, exhibits and attachments thereto

(f) “Employee Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation right, fringe benefit plan or other employee benefit plan, fund, policy, program, practice, Contract, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services Contract, whether qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by the Company or any ERISA Affiliate (or to which the Company or any ERISA Affiliate is a party) and which covers or benefits any current or former manager, officer, employee, consultant, independent contractor, or other service provider of or to the Company (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (ii) with respect to which the Company has (or could have) any Liability (including any contingent Liability).

(g) “Encumbrance” means any lien (statutory or otherwise), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

(h) “Environmental Condition” means any condition on the whether before or after the Closing, including, without limitation, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, Release, threatened Release, control, or cleanup of any Pollutant that could give rise to, or result in, any Liability.

(i) “Environmental Law” means all applicable foreign, domestic, federal, state, local, or other laws, regulations, ordinances, or other binding and enforceable requirements of Governmental Entities, and all applicable binding and enforceable orders, judgments, or determinations of administrative or judicial authorities, concerning public health and safety, worker health and safety, and pollution or protection of the environment or natural resources, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Pollutant.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all applicable Law as to the provisions with respect to which used.

(k) “ERISA Affiliate” means any trade, business or Person that, together with the Company, is (or, at the relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

(l) “GAAP” means United States generally accepted accounting practices as in effect during the periods in question.

(m) “Governmental Authority” means any federal, state, foreign or local legislative, executive, judicial, quasi-judicial, or other public or quasi-public authority, agency, department, bureau, division, political subdivision, unit, court or other public or quasi-public body and shall also include any industry, certification or standard-setting organization with regulatory, certification or standard-setting authority.

(n) “Indebtedness” means the following: (i) the principal amount of any indebtedness for borrowed money outstanding as of immediately prior to the Closing, whether under promissory notes, instruments, credit or loan agreements, hedge agreements or other documents that relate to the borrowing of money, together with all prepayment premiums or penalties and other amounts becoming due as a result of the transactions contemplated hereby; (ii) all payment obligations for the deferred purchase price of goods, services or property occurring prior to the Closing which are not evidenced by trade payables; (iii) the present value of all payment obligations under capital leases in existence immediately prior to the Closing (using the interest rate set forth in such lease as the discount rate or using a five percent (5%) discount rate if no interest rate is set forth in such lease), as determined in accordance with GAAP; (iv) any off-balance sheet financing in existence immediately prior to the Closing; (v) any payment obligations in respect of banker’s acceptances or letters of credit in existence immediately prior to the Closing, and all reimbursement obligations with respect to surety bonds and similar instruments (in each case, whether or not matured); (vi) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations in existence immediately prior to the Closing; (vii) any obligations with respect to earnouts or other contingent consideration payable in connection with prior acquisitions of businesses or assets; (viii) any guarantee of, or grant of a security interest or other Encumbrance upon, any of the Company’s property or assets with respect to another Person’s indebtedness of the type referred to in clauses (i) through (vii) above; and (ix) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness.

(o) “Intellectual Property Rights” means all (i) patents, patent applications (including provisional applications, continuations and continuations-in-part) and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, brand names, service names, domain names, logos and legal entity names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, tools, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, studies, marketing plans and customer, prospect and supplier lists and information), (vii) other intellectual property and proprietary right, including, without limitation, common law rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

(p) “Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business.

(q) “IRS” means the Internal Revenue Service, a bureau of the United States Department of the Treasury.

(r) “Laws” means all laws, statutes, ordinances, rules and regulations of any Governmental Authority.

(s) “Liability” means any obligation or liability of any nature (including, without limitation, any unknown, unforeseeable, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, punitive, exemplary, joint, several or secondary liability).

(t) “Losses” means any and all losses, Liabilities, claims, damages, penalties, fines, interest, judgments, awards, settlements, Taxes, costs, offsets, demands, deficiencies, fees (including, without limitation, attorneys’ fees and other costs of defense), expenses, disbursements and other obligations, including, without limitation, Third Party Losses.

(u) “Material Adverse Effect” means an event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of the Company and/or the Equityholder to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to any of the following: (i) general economic or political conditions; (ii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) any natural or man-made disaster or acts of God; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) conditions generally affecting the industries in which the Business operates; (vii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company and the Business; (ix) any epidemics, pandemics (including, without limitation, the COVID-19 pandemic), disease outbreaks, or other public health emergencies; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded.

(v) “Order” means any award, decision, injunction, restraining order, judgment, decree, writ, order, regulation, rule, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

(w) “Party” or “Parties” means each or all, as applicable, of the entities who have executed and delivered this Agreement, each permitted successor or assign of a Party, and when appropriate to effect the binding nature of this Agreement for the benefit of another Party, any other successor or assign of a Party.

(x) “Permitted Encumbrances” means (i) encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures, (ii) encumbrances imposed by applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, or materialmen, (iii) easements, encumbrances, rights of way, zoning ordinances and other similar encumbrances (whether or not recorded in the applicable land records), in each case which do not materially and adversely affect the Company’s use of the asset(s) so encumbered, (iv) encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (v) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect, (vi) any encumbrance or obligations arising under the Convertible Notes and/or the Warrant Agreement and (vii) those items set forth in Section 3.6(b) of the Disclosure Schedule.

(y) “Person” means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including, without limitation, any that is a Governmental Authority.

(z) “Pollutant” means any “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “contaminant,” “extremely hazardous substance” or similar terms as such terms are defined in any Environmental Laws; and including, without limitation, any (i) crude oil, petroleum products or byproducts and vegetable oils, (ii) flammable, corrosive, explosive or radioactive material, (iii) asbestos or asbestos-containing material, (iv) polychlorinated biphenyl (“PCB”), or material, product or receptacle containing or contaminated with PCB, (v) dioxin or dibenzofuran, (vi) perfluorooctane sulfonate and perfluorooctanoic acid, and (vii) radon gas.

(aa) “Proceeding” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, including, without limitation, any agency or commission or any court, tribunal, or judicial or other trier of fact.

(bb) “Regulatory Approvals” means, with respect to the products developed, manufactured, marketed and/or sold by the Company, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary to commercially distribute, sell or market the products of the Company in the markets in which they are sold.

(cc) “Related Party” means the Equityholder, any Affiliate of the Equityholder, any officer, director, member, manager or shareholder of any Affiliate of the Equityholder, and any spouse, parent, sibling or lineal descendant of the Equityholder or any entity in which any such Person owns any material beneficial interest.

(dd) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including, without limitation, the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant or other material), in each case, whether voluntary or involuntary.

(ee) “Sale Transaction Documents” means, collectively, this Agreement (including the schedules and exhibits attached hereto), the Disclosure Schedule, the Assignment of Interests Agreement, the Assignment of Subordinated Creditor Debt Agreements, the Separation Agreement and all other ancillary documents or instruments to be executed in connection with the consummation of the sale and transfer of the Purchased Equity Interests (but specifically excluding the Voting Agreement, the Investors’ Rights Agreement and the ROFR Agreement).

(ff) “Tax” or “Taxes” means (i) all taxes, however denominated, including any federal, state, local, foreign or other income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import excise, escheat or unclaimed property obligations, custom, stamp, withholding, estimated or other governmental charges in the nature of taxes of any kind whatsoever, including any interest, penalties or additions to tax or other additional amounts that may become payable in respect thereof; (ii) any Liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated, consolidated, combined or unitary group, and (iii) any Liability for the payments of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

(gg) “Tax Returns” means all returns, declarations, reports, estimates, and statements and returns filed or required or to be filed relating to Taxes, including, without limitation, any schedules, exhibits, attachments or amendments thereto.

(hh) “Third Party Losses” means any and all losses, Liabilities, claims, damages, penalties, fines, interest, judgments, awards, settlements, Taxes, costs, offsets, demands, deficiencies, fees (including, without limitation, attorneys’ fees and other costs of defense), expenses, disbursements and other obligations resulting from, arising out of, or relating to any Third Party Claim asserted against an Indemnified Party.

(ii) “Transaction Expenses” means (i) expenses, fees and other amounts owed or to be owed by the Company to investment bankers, accountants, attorneys, contractors and other advisors or service providers relating to services currently owed or performed in relation to the transactions contemplated by this Agreement, (ii) the cost incurred to obtain a new tail policy, or extend the Company’s existing policy, for directors and officers insurance coverage, (iii) except as otherwise noted herein, any other expenses or costs that are incurred as a result of, or in connection with, the transactions contemplated by this Agreement.

(jj) “VCM” means Versa Capital Management LLC.

8.5 Construction. For purposes of this Agreement: (a) “Section,” “Subsection,” “Exhibit” or “Schedule” refers to such item of or to this Agreement and such schedules and exhibits (and each attachment to any of them) are incorporated into this Agreement and are made a part of this Agreement as if set out in full in this Agreement; (b) titles and captions of or in this Agreement and bracketed language following Section references are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; (c) whenever the context requires, the singular includes the plural, the plural includes the singular, and the gender of any pronoun includes the other genders; (d) any reference to any statutory provision includes each successor provision and all applicable Law as to such provision; and (e) acknowledging that Parties have participated jointly in the negotiation and drafting of this Agreement, if an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

8.6 Governing Law; Integration; Amendment; Waiver. This Agreement is governed by, and will be construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to conflict of law principles thereof). This Agreement and the other agreements contemplated by this Agreement supersede all prior negotiations, agreements and understandings between the Parties as to their subject matter, constitute the entire agreement between the Parties as to their subject matter, and may not be altered or amended except in writing signed by the Parties. The failure of any Party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce such provision; and no waiver by any Party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one of more instances will be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto, or in the case of a waiver, by the Party waiving compliance.

8.7 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to seek to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

8.8 No Third-Party Beneficiaries. Other than as set forth in Sections 7.1, 7.2 and 7.23, no provision of this Agreement creates any third party beneficiary rights in any third party.

8.9 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts (and one or more execution pages may be detached from one copy of this Agreement and attached to another copy in order to form one or more counterparts), each of which will be deemed to be an original, and it will not be necessary in making proof of this Agreement or its terms to account for more than one of such counterparts. This Agreement may also be executed via electronic means, which shall be deemed an original.

8.10 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.

8.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12 Jurisdiction. EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN NEW CASTLE COUNTY, DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED AS PROVIDED HEREIN.

8.13 Attorney-Client Privilege. Notwithstanding anything otherwise set forth in this Agreement, the attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from any legal representation of the Company prior to the Closing, and all information and documents covered by any such privilege or protection, shall belong to and be controlled by the Equityholder and may be waived only by the Equityholder, and not the Company or the Purchaser or its Affiliates, and shall not pass to or be claimed or used by Purchaser or its Affiliates. In the event that a dispute arises between Purchaser or its Affiliates and a third party other than the Company or the Equityholder, the Purchaser and its Affiliates, as applicable, shall assert the attorney-client privilege on behalf of the Equityholder to prevent disclosure of privileged materials to such third party and such privilege may be waived only with the prior written consent of the Equityholder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first set forth above.

Purchaser:	PICARD MEDICAL, INC.

By:
Name:
Title:

Company:	SYNCARDIA SYSTEMS, LLC

By:
Name:
Title:

Equityholder:	SINDEX SSI LENDING LLCs

By:
Name:
Title:

Signature Page to Membership Interest Purchase Agreement

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